     As filed with the Securities and Exchange Commission on April 30, 1999

                                                 Registration No. 333-
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           OXFORD HEALTH PLANS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         DELAWARE                                                   06-1118515
     (STATE OR OTHER JURISDICTION OF INCORPORATION OR                  (I.R.S. EMPLOYER IDENTIFICATION NO.)
                       ORGANIZATION)

                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                             JEFFERY H. BOYD, ESQ.
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           OXFORD HEALTH PLANS, INC.
                             800 CONNECTICUT AVENUE
                           NORWALK, CONNECTICUT 06854
                                 (203) 852-1442
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                           -------------------------

                                    COPY TO:
                              DANIEL DUNSON, ESQ.
                              SULLIVAN & CROMWELL
                                125 BROAD STREET
                            NEW YORK, NEW YORK 10004
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

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           TITLE OF SHARES                     AMOUNT           PROPOSED MAXIMUM       PROPOSED MAXIMUM
                TO BE                          TO BE             OFFERING PRICE       AGGREGATE OFFERING          AMOUNT OF
              REGISTERED                     REGISTERED             PER UNIT                 PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock..........................         22,530,000(1)      $17.96875(2)         $404,835,937.5(2)         $112,544.39
Series D Cumulative Preferred Stock...           277,629.156        $525(3)            145,755,306.90(3)          40,519.98
Series E Cumulative Preferred Stock...           132,808.070       $1,000(3)            132,808,070(3)            36,920.64
Series A Warrants.....................            15,800,000           --                     --                     0(4)
Series B Warrants.....................             6,730,000           --                     --                     0(4)
---------------------------------------------------------------------------------------------------------------------------------
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

(1) In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of shares of common stock, $.01 par value, as may become issuable upon exercise of the Series A Warrants or the Series B Warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the Series A Warrants and the Series B Warrants.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average high and low price of Oxford Health Plans, Inc. common stock $.01 par value, on April 23, 1999, as reported on the Nasdaq National Market.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act.

(4) Pursuant to Rule 457(g), no registration fee is required for the Series A Warrants and the Series B Warrants since the shares of Common Stock underlying such warrants are being registered hereby.
                           -------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

             SUBJECT TO COMPLETION, PROSPECTUS DATED APRIL 30, 1999

                           [OXFORD HEALTH PLANS LOGO]

                       22,530,000 shares of Common Stock
           277,629.156 shares of Series D Cumulative Preferred Stock 132,808.070 shares of Series E Cumulative Preferred Stock
                          15,800,000 Series A Warrants
                          6,730,000 Series B Warrants

The shares of preferred stock, the warrants and the shares of common stock issuable upon exercise of the warrants are being offered under this prospectus by certain selling securityholders. The preferred stock and the warrants originally were issued in a private placement in May 1998. The shares of preferred stock listed above include 17,482.247 additional shares of Series D preferred stock and 20,987.239 additional shares of Series E preferred stock that we expect to issue as dividends on existing shares through May 13, 2000.

We will not receive any of the proceeds from the sale of the preferred stock or the warrants by the selling securityholders. However, we will receive proceeds from any exercise of the warrants.

You should read this prospectus and the prospectus supplement relating to the specific issue of preferred stock, warrants and shares of common stock issuable upon exercise of the warrants carefully before you invest.

Our common stock is listed on the Nasdaq National Market under the symbol "OXHP." On April 29, 1999, the last reported sale price of our common stock was

$19 5/8 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

Summary..........................   1
Ratio of Earnings to Combined
  Fixed Charges and Preference
  Dividends......................   8
Business.........................   9
Description of Offered Preferred
  Stock..........................   9
Description of Warrants..........  23
Registration Rights Agreement....  25
Use of Proceeds..................  26
Material Federal Income Tax
  Consequences...................  28
Selling Securityholders..........  41
Plan of Distribution.............  46
Validity of Securities...........  47
Experts..........................  47
Where You Can Find More
  Information....................  48
Forward-looking Statements.......  49

                      REFERENCES TO ADDITIONAL INFORMATION

     This prospectus incorporates important business and financial information about Oxford from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from us at the following address:

     Oxford Health Plans, Inc.
     800 Connecticut Avenue
     Norwalk, Connecticut 06854
     Attention: Investor Relations
     Telephone: (203) 852-1442

     YOU WILL NOT BE CHARGED FOR ANY OF THESE DOCUMENTS THAT YOU REQUEST.

     See "Where You Can Find More Information" on page 47.

                                    SUMMARY

     This brief summary highlights selected information from this prospectus and documents we have incorporated in this prospectus by reference. It does not contain all of the information that is important to you. We urge you to read carefully the entire prospectus, the documents incorporated in this prospectus by reference and the other documents to which this prospectus refers, including our consolidated financial statements and the notes to such financial statements which are incorporated in this prospectus by reference.

                           OXFORD HEALTH PLANS, INC.

     Oxford Health Plans, Inc. was incorporated under the laws of the State of Delaware on September 17, 1984. We are a health care company currently providing health benefit plans primarily in New York, New Jersey and Connecticut. Our product line includes point-of-service plans, the Freedom Plan and the Liberty Plan, traditional health maintenance organizations, preferred provider organizations, Medicare plans, health care benefit plans for individuals and third-party administration of self-funded health plans.

     We offer our products primarily through our health maintenance organization subsidiaries, Oxford Health Plans (NY), Inc., Oxford Health Plans (NJ), Inc. and Oxford Health Plans (CT), Inc. and through Oxford Health Insurance, Inc., our health insurance subsidiary.

     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

                            SECURITIES BEING OFFERED

     This prospectus covers the offer and sale of the following:

     - 277,629.156 shares of Series D Cumulative Preferred Stock, which we refer to as the "Series D preferred stock," and 132,808.070 shares of Series E Cumulative Preferred Stock, which we refer to as the "Series E preferred stock." We sometimes refer to the Series D preferred stock and the Series E preferred stock together as the "offered preferred stock." The terms of the Series D preferred stock and the Series E preferred stock are substantially similar except for their dividend rates.

     - 15,800,000 Series A Warrants, which we refer to as the "Series A warrants," and 6,730,000 Series B Warrants, which we refer to as the "Series B warrants." We sometimes refer to the Series A warrants and the Series B warrants together as the "warrants."

     - 22,530,000 shares of common stock, $.01 par value per share, issuable upon exercise of the Series A warrants and the Series B warrants.

     The offered preferred stock and the warrants were issued in May 1998 to the selling securityholders named on page 43 in a private placement. The private placement was made under an investment agreement, dated as of February 23, 1998, between Oxford and TPG Partners II, L.P., one of the selling securityholders. The investment agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE OFFERED PREFERRED STOCK

Stated Value....................    The stated value of each share of offered
                                    preferred stock is $1,000.

Mandatory Redemption............    We will be required to redeem all
                                    outstanding shares of Series D preferred stock and Series E preferred stock on May
                                    13, 2008, at a redemption price for each share equal to all unpaid dividends accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.

Series D Dividends..............    Holders of the Series D preferred stock are
                                    entitled to receive dividends in the
                                    following amounts and form:

                                    BEFORE MAY 13, 2000:

                                         - shares of Series D preferred stock
                                           accumulate dividends at a rate of
                                           5.319521% per year;

                                         - we may choose to make payments of
                                           dividends in cash or by the issuance
                                           of additional shares of Series D
                                           preferred stock; and

                                         - dividends will be paid annually on
                                           May 13, 1999 and May 13, 2000.

                                    ON OR AFTER MAY 13, 2000:

                                         - shares of Series D preferred stock
                                           accumulate dividends at a rate of
                                           5.129810% per year;

                                         - we are required to make payments of
                                           dividends in cash after May 13, 2000;
                                           and

                                         - dividends will be paid in equal
                                           quarterly installments on the last
                                           day of March, June, September and
                                           December of each year commencing June
                                           2000.

Series E Dividends..............    Holders of the Series E preferred stock are
                                    entitled to receive dividends in the
                                    following amounts and form:

                                    BEFORE MAY 13, 2000:

                                         - shares of Series E preferred stock
                                           accumulate dividends at a rate of
                                           14.589214% per year;

                                         - we may choose to make payments of
                                           dividends in cash or by the issuance
                                           of
additional shares of Series E of preferred stock; and

                                         - dividends will be paid annually on
                                           May 13, 1999 and May 13, 2000.

                                    ON OR AFTER MAY 13, 2000:

                                         - shares of Series E preferred stock
                                           accumulate dividends at a rate of 14%
                                           per year;

                                         - we are required to make payments of
                                           dividends in cash after May 13, 2000;
                                           and

                                         - dividends will be paid in equal
                                           quarterly installments on the last
                                           day of March, June, September and
                                           December of each year commencing June
                                           2000.

Ranking.........................    With respect to the right to receive
                                    dividends and payments upon the liquidation, dissolution or winding up of Oxford, the offered preferred stock ranks:

                                         - senior to our common stock and,
                                           except as specified below, all other
                                           classes and series of capital stock
                                           that we issue in the future;

                                         - equal to each other class of
                                           preferred stock which provides that
                                           it ranks equal to the offered
                                           preferred stock; and

                                         - junior to each other class of
                                           preferred stock which provides that
                                           it ranks senior to the offered
                                           preferred stock.

                                    Currently, there are no classes of preferred stock issued or outstanding that rank senior to the Series D preferred stock or the Series E preferred stock. The Series D preferred stock and the Series E preferred stock have the same ranking, and currently, there are no other classes of preferred stock that have the same ranking as the Series D preferred stock and Series E preferred stock. The consent of holders of a series of offered preferred stock is required for Oxford to create a class of preferred stock that has the same ranking or that is senior to that class of offered preferred stock.

Liquidation Preference..........    Upon liquidation, dissolution or winding up
                                    of Oxford, a holder of a share of offered preferred stock is entitled to receive the following amount before any payment is made to securities that rank junior to the offered preferred stock:

                                         - dividends, if any, accumulated or
                                           deemed to have accumulated on the
                                           share of offered preferred stock to
                                           the date of final distribution to the
                                           holders, whether or not declared, and

                                         - the stated value of the share of
                                           offered preferred stock, which is
                                           $1,000.

                                    If the assets or proceeds from a
                                    liquidation, dissolution or winding up of Oxford are insufficient to make these payments, then the assets and proceeds will be distributed ratably among holders of offered preferred stock and any securities that have the same ranking as the offered preferred stock.

Optional Redemption.............    We have the right to redeem all outstanding
                                    shares of a series of offered preferred
                                    stock on or after May 13, 2003, at a
                                    redemption price for each share of that
                                    series equal to all unpaid dividends
                                    accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.

Change of Control Redemption....    If a "change of control" occurs with respect
                                    to Oxford, holders of offered preferred
                                    stock may require us to redeem any or all of the shares of offered preferred stock they hold, at a redemption price for each share equal to all unpaid dividends accumulated to the date of payment of the redemption price, plus the stated value of the share, which is $1,000.

                                    Generally, a change of control may occur upon events such as:

                                         - a merger or consolidation of Oxford;

                                         - acquisition of majority control of
                                           Oxford by a person;

                                         - a sale, lease or other transfer of
                                           substantially all of our assets;

                                         - a substantial change in our board of
                                           directors; and

                                         - adoption of a plan of liquidation or
                                           dissolution.

                                    For a more complete definition of a change of control, please see the section of this prospectus entitled "Description of Offered Preferred Stock -- Redemption."

Exchange........................    We have the right to exchange a series of
                                    offered preferred stock on any dividend
                                    payment date for junior subordinated
                                    debentures issued pursuant to an indenture.
                                    We may effect an exchange only if:

                                         - full cumulative dividends have been
                                           paid or set aside for payment on all
                                           outstanding shares of the series of
                                           offered preferred stock to be
                                           exchanged;

                                         - we have amended our certificate of
                                           incorporation to give holders of the
                                           debentures the same power to vote
                                           that they had as holders of offered
                                           preferred stock; and

                                         - the exchange would not result in any
                                           materially adverse tax consequences
                                           to TPG Partners II, one of the
                                           selling securityholders, or any of
                                           its affiliates.

                                    The indenture that will govern the junior subordinated debentures will have terms comparable to the terms of the series of offered preferred stock that is exchanged, including an interest rate that is the same as the dividend rate on the series of offered preferred stock that is exchanged.

Limited Voting Rights...........    Holders of preferred stock, other than TPG
                                    Partners II and its affiliates, generally will not have the right to vote, unless:

                                         - dividends are in arrears and we have
                                           not paid dividends in full on May 13,
                                           1999 or May 13, 2000;

                                         - dividends are in arrears and we have
                                           not paid dividends in full for four
                                           consecutive quarters; or

                                         - we fail to redeem shares of offered
                                           preferred stock when required to do
                                           so.

                                    Generally, if any of the above events occur, then the number of directors on our board of directors will be increased by two, and the holders of a majority of the outstanding shares of offered preferred stock will have the right to vote, voting together as a single class, to elect the two new directors.

                                    We cannot take certain actions without the consent of holders of a majority of shares of each series of offered preferred stock, including the creation of any class of capital stock with a ranking equal or senior to the offered preferred stock or that is redeemable on or before May 13, 2008.

     For detailed information regarding the offered preferred stock, you should refer to the section of this prospectus entitled, "Description of Offered Preferred Stock" beginning on page 9.

TERMS OF THE WARRANTS

Exercise........................    Each Series A warrant and Series B warrant
                                    entitles the holder to purchase one share of our common stock at an exercise price of $17.75 per share at any time until the expiration date.

Expiration Date.................    The expiration date for the Series A
                                    warrants is the earlier of May 13, 2008 and the date of redemption of the Series D preferred stock.

                                    The expiration date for the Series B
                                    warrants is the earlier of May 13, 2008 and the date of redemption of the Series E preferred stock.

Adjustments.....................    The warrants provide for adjustments to the
                                    exercise price and the number of shares of common stock that may be purchased upon exercise in certain events to protect against dilution. The warrants also provide for adjustments to the exercise price and number of shares that may be purchased upon exercise in the event of a merger, consolidation, recapitalization or other transaction that results in the conversion of our common stock into the right to receive other securities, property or cash.

Warrant Agent...................    ChaseMellon Shareholder Services, L.L.C.

     For detailed information regarding the warrants, you should refer to the section of this prospectus entitled, "Description of the Warrants" beginning on page 23.

OTHER

Use of Proceeds.................    We will not receive any proceeds from the
                                    sale of the offered preferred stock or
                                    warrants covered by this prospectus; all proceeds will be received by the selling securityholders. However, we will receive proceeds from any exercise of the warrants, and we intend to use those proceeds for future capital contributions to our regulated subsidiaries, as necessary, and general corporate purposes, or as otherwise described in a prospectus supplement.

Shelf Registration Statement....    Under the registration rights agreement,
                                    dated as of February 23, 1998, between us and TPG

                                    Partners II, we have agreed to use our
                                    reasonable best efforts to keep effective a shelf registration statement under which the offered preferred stock, the warrants and the common stock issuable upon exercise of the warrants, which together we refer to as "registrable securities," may be sold. Generally, we are required to keep the shelf registration statement effective until:

                                         - 10 years after the date it is first
                                           declared effective; or

                                         - if earlier, the date that all
                                           registrable securities have been sold
                                           under the shelf registration
                                           statement or on which TPG Partners II
                                           and its assigns are no longer
                                           entitled to appoint directors to our
                                           board of directors under the
                                           investment agreement and are
                                           permitted to sell their registrable
                                           securities without registration under
                                           Rule 144(k) under the Securities Act.

                                    The shelf registration statement generally is intended to permit the selling securityholders named in this document and certain transferees to resell the registrable securities from time to time. Purchasers of the registrable securities offered by means of this prospectus will not have any rights under the registration rights agreement, although once sold under this registration statement the registrable securities should be freely tradeable except by purchasers who are our "affiliates" or are "underwriters" of the registrable securities for purposes of the Securities Act. We have filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission in order to meet our obligations under the registration rights agreement.

Trading.........................    Our common stock currently trades on the
                                    Nasdaq National Market under the symbol
                                    "OXHP."

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                              PREFERENCE DIVIDENDS

                                                   YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                             1998    1997    1996    1995    1994
                                             ----    ----    ----    ----    ----
Ratio of Earnings to Combined Fixed Charges
  and Preference Dividends.................    *       *     25.6    19.3    17.6
                                              ==      ==     ====    ====    ====

-------------------------
* Earnings were insufficient to cover fixed charges and preference dividends by $642.9 million for 1998 and $431.6 million for 1997.

     For purposes of computing these ratios, our combined earnings before income taxes, as reported in our most recent Annual Report on Form 10-K/A, have been increased by the amount of our fixed charges plus preference dividends. The amount of earnings was then divided by the amount of fixed charges and preference dividends, the result being the ratio of earnings to combined fixed charges and preference dividends. Fixed charges represent interest expense (no interest has been capitalized) plus the estimated interest factor in rental expense.

     For current information on these ratios, please see our most recent Annual Report on Form 10-K/A. See "Where You Can Find Information" for a description of how to obtain that document.

                                    BUSINESS

     We provide health care benefit plans through our HMO and insurance subsidiaries primarily in New York, New Jersey and Connecticut. Our product line includes our point-of-service plans, the Freedom Plan and the Liberty Plan, traditional health maintenance organizations, preferred provider organizations, Medicare plans, health care benefit plans for individuals and third-party administration of self-funded health plans.

     We distribute our products through several different internal channels, including direct sales representatives, business representatives, inbound telemarketing representatives and executive account representatives as well as through external insurance agents, brokers and consultants.

     On the date of this prospectus, we had a network of more than 47,000 providers under contract with us. The majority of the primary care physicians, specialists and hospitals in our network have contracted directly with us. We also have contracts with groups of providers such as physician hospital organizations, individual practice associations and other physician groups. We have entered into risk transfer agreements for the provision of health benefits to some of our Medicare beneficiaries as well as for pharmacy benefits management and laboratory and radiology services.

     For a full description of our business, including the risks involved in our business, refer to our most recently filed Annual Report on Form 10-K/A which is incorporated into this prospectus by reference.

                     DESCRIPTION OF OFFERED PREFERRED STOCK

     The following summarizes certain terms and provisions of the Series D preferred stock and the Series E preferred stock. This summary is not complete and is subject to, and qualified in its entirety by reference to, applicable Delaware law and to the provisions of our certificate of incorporation, by-laws and the Certificates of Designations, designating the Series D preferred stock and the Series E preferred stock. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

AUTHORITY TO ISSUE PREFERRED STOCK

     Our certificate of incorporation authorizes our board of directors to issue, without the approval of the stockholders, up to 2,000,000 shares of preferred stock, $.01 par value. As of April 30, 1999, we had designated 300,000 shares of Series D preferred stock and had issued 260,146.909 shares of Series D preferred stock and had designated 300,000 shares of Series E preferred stock and had issued 111,820.831 shares of Series E preferred stock. We expect to issue an additional 17,482.247 shares of Series D preferred stock and 20,987.239 shares of Series E preferred stock as dividends on the existing shares of offered preferred stock through May 13, 2000.

     Our Board of Directors has the right to designate, for each series of preferred stock:

     - the serial designations;

     - dividend rates;

     - the offering price or prices;

     - provisions for redemption or purchase;

     - provisions for conversion;

     - voting rights;

     - special or relative rights in the event of a liquidation, distribution or sale of assets or dissolution or winding up;

     - provisions for a sinking fund; and

     - any other rights, obligations or provisions which may be so determined to the fullest extent permitted by Delaware law.

     As described below, our board of directors cannot create any class of capital stock with a ranking equal or senior to the offered preferred stock or that is redeemable on or before May 13, 2008, without the consent of holders of a majority of the shares of each series of offered preferred stock.

GENERAL

     The stated value of the offered preferred stock is $1,000 per share. The offered preferred stock does not provide holders with preemptive rights. The terms of the Series D preferred stock and Series E preferred stock are substantially similar except for their dividend rates and as noted specifically below.

     Under the investment agreement, the selling securityholders purchased 245,000 shares of our Series A Cumulative Preferred Stock, which we refer to as the "Series A preferred stock," 105,000 shares of our Series B Cumulative Preferred Stock, which we refer to as the "Series B preferred stock," and the warrants for a total sum of $350 million. On February 13, 1999, we entered into a share exchange agreement with the selling securityholders to make an adjustment to the dividends payable among the shares of Series A preferred stock and Series B preferred stock. Under the share exchange agreement, the 245,000 shares of Series A preferred stock were exchanged for 260,146.909 shares of Series D preferred stock, and the 105,000 shares of Series B preferred stock were exchanged for 111,820.831 shares of Series E preferred stock. The additional amount is attributable to dividends accrued on the offered preferred stock through February 13, 1999. As a result of the exchange, the selling securityholders hold only Series D preferred stock and Series E preferred stock, and following the exchange all shares of the Series A preferred stock and Series B preferred stock were canceled. The terms of the Series D preferred stock are substantially similar to the terms of the Series A preferred stock and the terms of the Series E preferred stock are substantially similar to the terms of the Series B preferred stock, except in each case with respect to the applicable dividend rates. The exchange was effected for a number of reasons, including to facilitate the potential sale of the offered preferred stock by the selling securityholders.

     Our operations are conducted primarily through subsidiaries. Our ability to make required dividend payments, therefore, depends in part on the earnings of our subsidiaries and on our ability to receive funds from our subsidiaries through dividends or other payments. Because payments due on the offered preferred stock are exclusive obligations of Oxford, our subsidiaries are not obligated to pay any amount due under the offered preferred stock or to make funds available for dividends on the offered preferred stock in the form of dividends or advances to us. The ability of our subsidiaries to pay dividends to us is also restricted by various insurance and health regulations. If operating losses are incurred, we may be required to make additional capital contributions to some of our subsidiaries in order to comply with statutory capital requirements and payment of dividends by those subsidiaries would likely not be permitted.

     In addition, the offered preferred stock effectively is subordinated to all outstanding indebtedness and other liabilities and commitments, including accounts payable and other accrued liabilities, of our subsidiaries. Any right we have to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the resulting right of holders of the offered preferred stock to participate in those assets, will be subordinated to the claims of that subsidiary's creditors. This is not true to the extent we are recognized as a creditor of the liquidating or reorganizing subsidiary, though our claims would still be subordinated to any senior security interest in the assets of the subsidiary and any senior indebtedness of the subsidiary.

     ChaseMellon Shareholder Services, L.L.C. will be the transfer agent, dividend disbursing agent and registrar for the offered preferred stock unless otherwise specified in a prospectus supplement.

RANKING

     With respect to the right to receive dividends and payments upon the liquidation, dissolution or winding up of Oxford, the offered preferred stock ranks:

     - senior to our common stock, $.01 par value per share, and except as specified below, all other classes and series of our capital stock issued hereafter;

     - equally with each other class or series of preferred stock which by its terms ranks equally with the offered preferred stock; and

     - junior to each other class of preferred stock which by its terms ranks senior to the offered preferred stock.

DIVIDENDS

     Dividends are required to be paid to holders of Series D preferred stock and Series E preferred stock in the following amounts and manners:

                          SERIES D PREFERRED STOCK   SERIES E PREFERRED STOCK
                          -------------------------  -------------------------
BEFORE MAY 13, 2000:
Dividend Rate             Shares of Series D         Shares of Series E
                          preferred stock will       preferred stock will
                          accumulate dividends at a  accumulate dividends at a
                          rate of 5.319521% per      rate of 14.589214% per
                          year.                      year.

Form of Payment           We may choose to make      We may choose to make
                          payments of dividends in   payments of dividends in
                          cash or by the issuance    cash or by the issuance
                          of additional shares of    of additional shares of
                          Series D preferred stock.  Series E preferred stock.

Dividend Payment Dates    Dividends will be paid     Dividends will be paid
                          annually on May 13, 1999   annually on May 13, 1999
                          and May 13, 2000.          and May 13, 2000.
ON OR AFTER MAY 13, 2000:
Dividend Rate             Shares of Series D         Shares of Series E
                          preferred stock will       preferred stock will
                          accumulate dividends at a  accumulate dividends at a
                          rate of 5.129810% per      rate of 14% per year.
                          year.

Form of Payment           We are required to make    We are required to make
                          payments of such           payments of such
                          dividends in cash after    dividends in cash after
                          May 13, 2000.              May 13, 2000.

Dividend Payment Dates    Dividends will be paid in  Dividends will be paid in
                          equal quarterly            equal quarterly
                          installments on the last   installments on the last
                          day of March, June,        day of March, June,
                          September and December of  September and December of
                          each year, commencing in   each year, commencing in
                          June 2000.                 June 2000.

     If any date specified as a dividend payment date is not a business day, we will pay the dividends due on the next business day, without interest. We will pay dividends to holders of record as they appear on our stock record books 15 days prior to the relevant dividend payment date. We will pay dividends only when, as and if declared by our board of directors, out of funds at the time legally available for the payment of dividends.

  ACCUMULATION OF DIVIDENDS

     Dividends began to accumulate on outstanding shares of offered preferred stock from February 13, 1999, the date of issuance, and accumulate from day to day whether or not earned or declared until the dividends are paid. Dividends accumulate on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which payable. Dividends payable at more than one annual rate for any dividend period or partial dividend period will be pro rated based on the number of days in the dividend period or partial dividend period, and the actual number of days elapsed for which dividends are payable at each annual rate.

  ADDITIONAL DIVIDENDS

     Whenever any dividend that has accumulated through any dividend payment date has not been paid in full, or whenever any redemption payment has not been paid in full on any payment date set for a redemption, additional dividends will accumulate on the amount of the unpaid dividends or the unpaid redemption payment. An unpaid amount is referred to as an "arrearage." Additional dividends accumulate on an arrearage at the annual dividend rate then in effect or such lesser rate as may be the maximum rate that is then permitted by applicable law. Additional dividends in respect of any arrearage:

     - will accumulate from day to day whether or not earned or declared until the arrearage is paid; and

     - will be calculated as of each successive dividend payment date and will constitute an additional arrearage from and after any dividend payment date to the extent not paid on that dividend payment date.

     Additional dividends in respect of any arrearage may be declared and paid at any time, in whole or in part, without reference to any regular dividend payment date, to registered holders as they appear on our stock record books on the record date fixed by our board of directors. The record date must be at least 10 days before the corresponding payment date. Dividends in respect of any arrearage must be paid in cash.

     METHOD OF PAYMENT

     If less than the total amount of accumulated dividends payable on all outstanding shares of a series of offered preferred stock is paid, then dividends will be allocated pro rata on a share-by-share basis among all outstanding shares of that series. Once dividends are payable in cash, dividends that are declared and paid in an amount less than the full amount of dividends accumulated on a series of offered preferred stock and on any arrearage will be applied first to the earliest dividend that has not yet been paid. All cash payments of dividends on the offered preferred stock will be made in United States dollars.

LIQUIDATION PREFERENCES

     In the event of any voluntary or involuntary liquidation, dissolution or winding up of Oxford, a holder of offered preferred stock will be entitled to receive out of the assets of Oxford, before any payment is made or any assets are distributed to the holders of any securities that rank junior to the offered preferred stock, an amount per share equal to the sum of:

     (1) the dividends, if any, accumulated on the offered preferred stock to the date of final distribution to holders, whether or not dividends have been declared; and

     (2) the stated value of the offered preferred stock, which is $1,000.

     If these assets or proceeds are insufficient to satisfy all claims with the same priority of payment as the offered preferred stock, then the available assets and proceeds will be distributed ratably among the holders of offered preferred stock. After holders are paid the full amount of the liquidation preference to which they are entitled, they will not be entitled to participate in any further distribution of our assets. Neither a consolidation or merger of Oxford nor a sale, conveyance, lease, exchange or transfer of all or part of Oxford's assets will be a liquidation, dissolution or winding up of Oxford.

REDEMPTION

     The offered preferred stock may be redeemed in the following ways:

     - MANDATORY REDEMPTION -- On May 13, 2008, we are required to redeem all outstanding shares of offered preferred stock.

     - OPTIONAL REDEMPTION -- On and after May 13, 2003, we have the right to redeem all the outstanding shares of a series of offered preferred stock, in whole but not in part, at any time, in accordance with the procedures described below.

     - CHANGE OF CONTROL REDEMPTION -- If a "change of control" occurs, then holders of offered preferred stock may require us to redeem any or all of their shares of offered preferred stock.

       A "change of control" means the time that any of the following occurs:

       (1) any person or group other than TPG Partners II, its affiliates, Oxford or any of our subsidiaries, or any group comprised of those persons, becomes, directly or indirectly, the beneficial owner, by way of merger, consolidation or otherwise, of a majority of the then-outstanding securities of Oxford entitled to vote in an election of directors. This determination will be made after giving effect to the conversion and exercise of all outstanding warrants, options and other securities of Oxford convertible into or exercisable for securities of Oxford entitled to vote in an election of directors, whether or not the securities are then convertible or exercisable; or

       (2) the sale, lease, transfer or other disposition of all or substantially all of the assets of Oxford and our subsidiaries to any person or group;

       (3) during any period of two consecutive calender years, the following individuals cease to constitute a majority of our directors then in office:

            (a) directors who constituted our board of directors at the beginning of the two-year period; together with

            (b) new directors whose election by our board of directors or whose nomination by stockholders was approved by at least a majority of the directors then still in office:

              - who were directors at the beginning of the two-year period; or

              - whose election or nomination was previously approved; or

              - who were approved under the provisions of the investment agreement or the applicable certificate of designations;

       (4) Oxford consolidates or merges with or into another person, or any person consolidates or merges with or into Oxford, and immediately after the consolidation or merger, the persons who owned the outstanding voting securities of Oxford immediately before the consolidation or merger do not own a majority of the outstanding voting securities of Oxford or the surviving corporation; or

       (5) the adoption of a plan relating to the liquidation or dissolution of Oxford.

     The procedures for redemption are described below.

     REDEMPTION PRICE

     The redemption price of the offered preferred stock to be redeemed will be paid in cash out of funds legally available for the payment of the redemption price and will be in an amount per share equal to the sum of:

     (1) the amount, if any, of all unpaid dividends accumulated on the offered preferred stock to be redeemed to the date of actual payment of the redemption price, whether or not dividends have been declared; and

     (2) the stated value of the offered preferred stock to be redeemed, which is $1,000.

     OPTIONAL REDEMPTION AND MANDATORY REDEMPTION PROCEDURES

     If we redeem offered preferred stock, we will send notice of the redemption, including the redemption date, to the holders of record of the offered preferred stock to be redeemed by first class mail, postage prepaid, at each holder's address as it appears on our stock record books. We will send the notice not more than 120 nor fewer than 90 days before the date fixed for redemption. If we irrevocably deposit funds sufficient to pay the aggregate redemption price for the preferred stock to be redeemed, as described in "-- Redemption -- Deposit of Funds," at the same time or prior to the delivery of a notice of redemption, then we will send the notice of redemption not more than 120 days nor fewer than 30 days before the fixed redemption date. However, TPG Partners II or any of its affiliates has the option to request us to delay the fixed redemption date for a period of no more than 30 days, if:

     - the notice of redemption is delivered less than 60 days before the redemption date; and

     - TPG Partners II or any of its affiliates has used its reasonable best efforts to complete a sale of some or all of its shares of the series of preferred stock to be redeemed prior to the stated redemption date but has not completed the sale.

We will notify the holders of the offered preferred stock to be redeemed about this delay within five days of receiving the request from TPG Partners II or its affiliates. We will not delay the redemption date as described above more than once.

     Our board of directors may fix a record date to determine the holders of offered preferred stock to be redeemed. This record date will not be more than 30 days before the date that we mail the notice of redemption. On or after the redemption date, each holder of the shares called for redemption will be required to surrender the certificate evidencing shares to us at the place designated in the notice, and will be entitled to receive payment of the redemption price when they surrender their certificate. No dividends will accumulate after the redemption date, and after that date all rights of the holders of offered preferred stock that is redeemed will cease and terminate, except to the extent we default in payment on the redemption date.

     Prior to any redemption date, other than in a mandatory redemption, we will take all measures reasonably requested by TPG Partners II or its affiliates to facilitate their sale or other disposition of the offered preferred stock to be redeemed before the redemption date, including, without limitation:

     - participation in due diligence sessions and provision of information about our management, business and financial condition;

     - preparation of offering memoranda, private placement memoranda and other similar documents; and

     - preparation and delivery of other certificates or documents reasonably requested by TPG Partners II or its affiliates.

As long as TPG Partners II or its affiliates hold any shares of a series of offered preferred stock, we may not deliver a notice of redemption with respect to that series unless:

     - our offered preferred stock is rated Baa or better by Moody's Investors Service, or BBB or better by Standard & Poor's Ratings Group or, if our offered preferred stock is not rated by Moody's and Standard & Poor's, our unsecured debt is rated Baa or better by Moody's or BBB or better by Standard & Poor's; or

     - we have sufficient funds reasonably available under committed lines of credit or other similar sources of financing established with financially sound financing providers to pay, on the redemption date, the aggregate redemption price and have reserved funds or availability for payment of the total redemption price.

We may deliver a notice of redemption without complying with the above conditions if we irrevocably deposit funds sufficient to pay the total redemption price for the offered preferred stock to be redeemed, as described below under "-- Redemption -- Deposit of Funds," before or at the same time we deliver the notice of redemption.

  CHANGE OF CONTROL REDEMPTION PROCEDURES

     We are required to send notice of any change of control to the holders of record of the outstanding offered preferred stock not more than five days following a change of control. This notice will describe the transaction constituting such change of control and will set forth:

     - each holder's right to require us to redeem any or all shares of offered preferred stock held by him or her out of legally available funds;

     - the redemption date, which will not be more than 30 days from the date of the change of control notice; and

     - the procedures to be followed by holders in exercising their right to have their shares of offered preferred stock redeemed.

     If shares of a series of offered preferred stock are owned by more than 50 holders or groups of affiliated holders and if the series of offered preferred stock is listed on any national securities exchange or quoted on any national quotation system, we also are required to give notice of a change of control by publication in a newspaper of general circulation in the Borough of Manhattan, The City of New York, within 30 days following the change of control. Our failure to give a notice of a change of control, or the formal insufficiency of any notice, will not prejudice the rights of holders of offered preferred stock to have us redeem their shares.

     If a holder of offered preferred stock elects to require us to redeem his or her shares of offered preferred stock following a change of control, the holder must deliver a written notice to us, in the form specified by us if we did in fact give notice of a change of control as required, stating that the holder wants us to redeem his or her shares, and specifying the number of shares to be redeemed. This notice must be delivered prior to the redemption date set forth in the notice of a change of control, or, if the notice of a change of control is not given, at any time following the last day we were required to give the notice of a change of control. If we do not give the required notice, the redemption date for any holder that elects to redeem shares of offered preferred stock will be the date that is the later of (x) 30 days following the last day we were required to give the notice of change of control and (y) 15 days following the delivery of a notice of election by that holder. If all of the shares of a series of the offered preferred stock are owned by 50 or fewer holders or groups of affiliated holders, the holders or groups of holders of that series may deliver a notice or an election to redeem at any time within 90 days following the occurrence of a change of control without awaiting receipt of a notice of a change of control or the expiration of the time allowed for the delivery of a notice of a change of control.

     We are required to comply with the requirements of Rules 13e-4 and 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the shares of preferred stock as a result of a change of control. To the extent that the provisions of any securities laws or regulations conflict with the redemption procedures described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations.

     DEPOSIT OF FUNDS

     On or prior to any redemption date, we are required to deposit with our transfer agent or other redemption agent, as a trust fund for the benefit of the holders of the shares of offered preferred stock to be redeemed, an amount of cash that is sufficient to complete the redemption. We will also provide irrevocable instructions and authority to the transfer agent or other redemption agent to pay the redemption price to those holders whose shares are to be redeemed. This deposit will constitute full payment to the holders, and from and after the date of this deposit, all rights of the holders with respect to the shares of the offered preferred stock that are to be redeemed, except the right to receive the redemption price upon the surrender of their respective certificates, will cease and terminate.

     Dividends will not accumulate on any shares of offered preferred stock after the redemption date for those shares unless we fail to deposit cash sufficient to redeem those shares. If the holders of any shares of offered preferred stock called for redemption do not claim the cash deposited for redemption within two years after the deposit, the transfer agent or other redemption agent will pay the balance to us. Upon this payment, the transfer agent or other redemption agent will be relieved of all responsibility to holders and the sole right of holders, with respect to shares to be redeemed, will be to receive the redemption price as our general creditors. Any interest accrued on the deposited funds will belong to us and will be paid to us from time to time on demand.

EXCHANGE

     We may exchange either or both series of offered preferred stock at any time, to the extent permitted by applicable law, in whole but not in part, for junior subordinated debentures issued pursuant to an indenture that will be prepared in accordance with the investment agreement. A debenture in principal amount of $1,000 would be issued in exchange for each share of the series of offered preferred stock to be exchanged. The debentures will have terms comparable to the terms of the offered preferred stock to be exchanged, including interest rates that are the same as the dividend rates on the offered preferred stock to be exchanged. The exchange may take place on any dividend payment date.

     The exchange may take place at our offices and at any other place that our board of directors designates. Unless we receive the prior written consent of the holders of all outstanding shares of the series of offered preferred stock to be exchanged, we may not exchange any shares if:

     (a) full cumulative dividends, to the extent payable or deemed payable through the date of exchange, have not been paid or set aside for payment on all outstanding shares of that series;

     (b) we have failed to amend our certificate of incorporation pursuant to Delaware law to give holders of the debentures the same power to vote that they had as holders of offered preferred stock; or

     (c) the exchange could result in any materially adverse tax consequence to TPG Partners II or any of its affiliates.

     In order to prevent an exchange of shares of offered preferred stock because it could result in a material adverse tax consequence to TPG Partners II or any of its affiliates, TPG Partners II or one of its affiliates must deliver a written notice to us specifying in reasonable detail the nature of the tax consequence, which must be a tax consequence other than the difference between the tax treatment of distributions on the offered preferred stock and interest payments on the debentures. TPG Partners II or one of its affiliates must deliver that notice by the fifteenth day after it received the notice of exchange. TPG Partners II and its affiliates have agreed not to deliver this notice unless at the time, TPG Partners II and its affiliates beneficially own a total of at least 1,000 shares of the series of offered preferred stock to be exchanged. If we receive an objection notice, then we will not exchange the shares of offered preferred stock held by TPG Partners II and its affiliates, and we will mail, within 15 days after receipt of the notice, written notice that we are canceling the proposed exchange of shares of offered preferred stock to each holder of record of shares of offered preferred stock to which we mailed the notice of exchange.

     Before giving notice of our intention to exchange, we will execute and deliver the indenture to a bank or trust company selected by our board of directors and, if required by applicable law, will qualify the indenture under the Trust Indenture Act of 1939.

     We will mail written notice of our intention to exchange offered preferred stock for debentures to each holder of record of shares of the series of offered preferred stock to be exchanged not less than 90 nor more than 120 days prior to the date fixed for exchange.

     Prior to effecting any exchange, we are required to deliver to each holder of shares of the series of offered preferred stock to be exchanged an opinion of nationally recognized legal counsel which states that:

     (1) each of the indenture and the debentures have been duly authorized and executed by Oxford and, when delivered by us in exchange for shares of offered preferred stock, will constitute valid and legally binding obligations of Oxford enforceable against Oxford in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity;

     (2) the exchange of debentures for the shares of offered preferred stock will not violate the provisions of the applicable certificate of designations or of the Delaware General Corporation Law; and

     (3) the exchange of the debentures for the shares of offered preferred stock is exempt from the registration requirements of the Securities Act or, if no such exemption is available, that the debentures have been duly registered for exchange under the Securities Act.

     Upon the exchange of a series of offered preferred stock for debentures, the rights of the holders of that series of offered preferred stock as our stockholders will terminate, and the offered preferred stock will no longer be outstanding.

     Before any holder of offered preferred stock will be entitled to receive debentures, a holder must surrender his or her certificates at our office or at any other place that our board of directors may designate, and must state in writing the name or names with addresses in which he or she wishes the certificates for the debentures to be issued. After the surrender of certificates, we will issue and deliver certificates for the debentures to the holder, or to his or her nominee, at our office or other designated place. Shares of offered preferred stock will be exchanged as of the close of business on the date fixed for exchange as provided above, and the person entitled to receive the debentures issuable upon exchange will be treated for all purposes, including the accrual and payment of interest, as the record holder or holders of debentures as of the close of business on that date.

VOTING RIGHTS

     Under the terms of the offered preferred stock, TPG Partners II and its affiliates have a right to vote their shares of offered preferred stock on all matters voted on by holders of common stock. In those circumstances, TPG Partners II and its affiliates vote together with the holders of common stock as a single class. However, no other holder of offered preferred stock has those voting rights and they are not transferable by TPG Partners II or its affiliates to any subsequent holder of offered preferred stock. Holders of offered preferred stock, other than TPG Partners II and its affiliates, have only those voting rights described below.

     If on any date:

     (1) dividends payable on either series of offered preferred stock have been in arrears and not paid in full for four consecutive quarterly periods or if dividends on either series of offered preferred stock have been in arrears and not paid in full on May 13, 1999 or May 13, 2000; or

     (2) we fail to satisfy our obligation to redeem shares of either series of offered preferred stock under the relevant certificate of designations,

then the number of directors constituting our board of directors will automatically be increased by two, and the holders of a majority of the outstanding shares of preferred stock will have the exclusive right, voting together as a single class, to elect the two additional directors.

     Under the investment agreement, TPG Partners II and its affiliates are permitted to designate directors to our board of directors. However, TPG Partners II and its affiliates are not permitted to elect and/or designate a total of more than four directors to our board of directors. If at the time holders of offered preferred stock have the right to elect additional directors,

     (1) TPG Partners II and its affiliates together beneficially own a majority of the outstanding shares of offered preferred stock; and

     (2) TPG Partners II and its affiliates are not permitted to elect one or both of the additional directors because of the restrictions described above,

then the holders of offered preferred stock, other than TPG Partners II and its affiliates, will have the right to elect, voting together as a single class, one additional director.

     These additional directors will continue as directors, and these additional voting rights will continue until:

     (a) all dividends accumulated on the offered preferred stock are paid in full; and

     (b) any redemption obligation with respect to the offered preferred stock that has become due is satisfied, or all necessary funds are set aside for the redemption payment.

Upon the occurrence of these events, the additional directors will cease to be directors and the additional voting rights of the holders of offered preferred stock will terminate subject to revesting if any subsequent event of the character indicated above occurs and subject to any rights as to the election of directors provided for the holders of any other series of our preferred stock.

     The rights of holders of offered preferred stock to take this action may be exercised at any annual meeting of stockholders, at a special meeting of stockholders held for this purpose or by the written consent of the holders of the minimum number of shares required to take action. As long as this right to vote continues, and unless this right has been exercised by written consent of the minimum number of shares required to take action, the Chairman of the Board of Directors may call, and upon the written request of holders of record of 20% of the outstanding shares of either the Series D preferred stock or the Series E preferred stock, addressed to our Secretary at our principal office, will call a special meeting of the holders of shares entitled to vote as described above. This meeting will be held within 60 days after delivery of a request to the Secretary, at the place and upon the notice provided by law and in the By-laws for meetings of stockholders.

     Each director elected as described above will serve until the next annual meeting or until his or her successor is elected and qualified, unless the director's term of office has terminated as described above. If any vacancy occurs among the directors elected as described above, the vacancy may be filled for the unexpired portion of the term by the remaining director or directors elected by such holders, or their successor in office, if any. If the vacancy is not filled within 20 days after the creation thereof or if all of the directors elected cease to serve as directors before their term expires, the holders of the shares then outstanding and entitled to vote for the director as described above may elect successors to hold office for the unexpired terms of any vacant directorships. The holders of a majority of the shares entitled to vote for directors as described above will have the right to remove with or without cause at any time and replace any directors that they have elected, by written consent or at a special meeting of holders.

     Without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of a series of offered preferred stock, voting separately as a class, we may not authorize, create or issue, or increase the authorized amount of:

     (1) any securities that rank senior or equal to the offered preferred stock for the purpose of receiving dividends or distributions upon the liquidation, dissolution or winding-up of Oxford; or

     (2) any class or series of capital stock or any security convertible into or exercisable for any class or series of capital stock, redeemable mandatorily or redeemable at the option of the holder at any time on or prior to May 13, 2008, whether or not redemption may occur only upon the occurrence of a specified event.

However, no consent or vote of the holders of the outstanding shares of the offered preferred stock is required:

     - for the creation or issuance by a trust formed at our direction of any series of preferred securities of such trust for financing purposes in an aggregate amount not to exceed $250,000,000; or

     - to authorize, create or issue, or increase the authorized amount of, any class or series of securities that rank junior to the offered preferred stock, or any security convertible into a stock of any class or series of securities that rank junior to the offered preferred stock, except to the extent such action would violate the relevant certificate of designations.

     We may not take the following actions, without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of a series of offered preferred stock, voting separately as a class:

     - amend, alter or repeal any provision of our certificate of incorporation or our by-laws, if the amendment, alteration or repeal alters or changes the powers, preferences or special rights of the applicable series of offered preferred stock so as to affect them materially and adversely; or

     - authorize or take any other action if such action alters or changes any of the rights of the applicable series of offered preferred stock in any respect or otherwise would be inconsistent with the provisions of the applicable certificate of designations and the holders of any class or series of our capital stock are entitled to vote on that action.

RESTRICTION ON DIVIDENDS

     As long as any shares of the offered preferred stock are outstanding, our board of directors:

     - will not declare, and we will not pay or set apart for payment any dividend on any securities that rank junior to the offered preferred stock;

     - will not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the repurchase, redemption or other retirement of, any securities that rank junior or equal to the offered preferred stock or any warrants, rights or options exercisable for or convertible into any securities that rank junior or equal to the offered preferred stock, other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible into or exchangeable for any securities that rank junior or equal to the offered preferred stock;

     - will not make any distribution in respect of the securities that rank junior to the offered preferred stock, either directly or indirectly, and whether in cash, obligations, shares or other property (other than distributions or dividends in securities that rank junior to the offered preferred stock to the holders of securities that rank junior to the offered preferred stock); and

     - will not permit any corporation or other entities directly or indirectly controlled by us to purchase or redeem any securities that rank junior or equal to the offered preferred stock or any warrants, rights, calls or options exercisable for or convertible into any securities that rank junior or equal to the offered preferred stock (other than the repurchase, redemption or other retirement of debentures or other debt securities that are convertible into or exchangeable for any securities that rank junior or equal to the offered preferred stock)

unless before or at the same time we take action, all accumulated and unpaid dividends on shares of the offered preferred stock not paid on the applicable dates, including arrearages and accumulated dividends, have been paid.

     When dividends are not paid in full upon the offered preferred stock, all dividends declared on the offered preferred stock and any series of securities that ranks equally with the offered preferred stock with respect to dividends will be declared and paid pro rata so that the amount of dividends declared and paid will bear to each other the same ratio that accumulated dividends, including interest accrued in respect of such accumulated dividends, on the shares of offered preferred stock and those other securities bear to each other.

     The following actions are not prohibited by the restrictions described above:

     (1) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value of shares of offered preferred stock or any security that ranks equal to the offered preferred stock with respect to dividends or of any shares of preferred securities of a trust as referred to above; or

     (2) the acquisition, repurchase, exchange, conversion, redemption or other retirement for value by us of any securities that rank junior to the offered preferred stock with respect to dividends in accordance with any obligation in existence at the time of original issuance of the offered preferred stock.

NO INCONSISTENT OBLIGATIONS

     We are required not to enter into any agreement or issue any security that prohibits, conflicts or is inconsistent with, or would be breached by, our performance of our obligations with respect to the offered preferred stock.

USE OF OFFERED PREFERRED STOCK FOR EXERCISE OF WARRANTS

     Shares of Series D preferred stock may be used as consideration for exercise of the Series A warrants and shares of Series E preferred stock may be used as consideration for exercise of the Series B warrants.

     However, before May 13, 2000, TPG Partners II, its affiliates and certain assignees may not use shares of Series D preferred stock as consideration for exercise of warrants, unless they do so with respect to a percentage of the total number of shares of the Series D preferred stock issued by us on February 13, 1999 that does not exceed the percentage of the total number of shares of Series E preferred stock issued by us on February 13, 1999 that have been:

     - redeemed by us;

     - repurchased by us as a result of a change of control or otherwise;

     - used as consideration in connection with the exercise of the warrants; or

     - otherwise retired by us.

                            DESCRIPTION OF WARRANTS

     The following summarizes certain terms and provisions of the Series A warrants and the Series B warrants. This summary is not complete and is subject to, and qualified in its entirety by reference to, the warrant certificates, applicable Delaware law, the provisions of our certificate of incorporation, by-laws and the form of warrant agreement, pursuant to which the warrants will be issued. These documents are filed as exhibits to the registration statement of which this prospectus is a part.

     If warrants are offered, a prospectus supplement will describe the offering price and the currency, currencies or currency units for which warrants may be purchased.

GENERAL

     The Series A warrants and the Series B warrants were initially purchased by the selling securityholders in a private placement on May 13, 1998. At the date of this prospectus, there were 15,800,000 Series A warrants outstanding and 6,730,000 Series B warrants outstanding. The warrant agent for the Series A warrants and the Series B warrants is ChaseMellon Shareholder Services, L.L.C.

     Any warrants sold by selling securityholders under this prospectus will be covered by a warrant agreement that will be entered into between Oxford and ChaseMellon Shareholder Services, L.L.C., as warrant agent. The warrant agent will act solely as an agent of Oxford in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holder of warrants or beneficial owners of warrants. A copy of the form of warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

EXERCISE

     Each warrant entitles its holder to purchase one share of common stock at an exercise price of $17.75 per share at any time until the expiration of the warrants.

     The exercise price of the warrants was determined by negotiation between us and TPG Partners II and its affiliates and should not be construed as an estimate of the value of our common stock or to imply that the price of our common stock will increase.

     We have reserved from our authorized but unissued shares a sufficient number of shares of common stock for issuance upon the exercise of warrants.

EXPIRATION OF WARRANTS

     The Series A warrants expire on the earlier of:

     - May 13, 2008; and

     - the redemption of all of the Series D preferred stock, which we can do only after May 13, 2003.

     The Series B warrants expire until the earlier of:

     - May 13, 2008; and

     - the redemption of all of the Series E preferred stock, which we can do only after May 13, 2003.

PROCEDURES FOR EXERCISE

     A warrant may be exercised by surrendering the warrant certificate on or before its expiration date, with the form of "Election to Exercise" on the reverse side of the warrant certificate completed and executed, accompanied by payment of the full exercise price for the number of shares for which the warrant is being exercised.

     Payment of the exercise price may be made:

     - in cash;

     - by certified or official bank check;

     - by an exchange with us of a number of shares of preferred stock having a total stated value plus accumulated and unpaid dividends equal to the total exercise price;

     - by an exchange with us of outstanding warrants, other than the warrants being exercised, the value of each of which will be determined by subtracting the exercise price from the average closing price of our common stock for the 10 trading days ending on the trading day before the day the exercise occurs; or

     - by any combination of the above.

     Upon the surrender of the warrant certificate and payment of the exercise price, we will promptly deliver the appropriate number of shares of common stock to the holder, or to the persons designated by the holder in writing. If fewer than all of the warrants represented by a certificate are exercised, a new certificate will be issued for the remaining number of warrants.

ADJUSTMENTS

     The warrants provide for adjustment of their exercise price and for a change in the number of shares that may be purchased upon exercise to protect holders against dilution in the event of a stock dividend, stock split or reverse split, upon issuance of shares of common stock at prices lower than the market price of the common stock, upon distribution of a special dividend, or upon a tender or exchange offer. The warrants also provide for adjustments to the exercise price and number of shares that may be purchased upon exercise in the event of a merger, consolidation, recapitalization or other transaction that results in the conversion of our common stock into the right to receive other securities, property or cash.

NO FRACTIONAL SHARES

     We are not required to issue fractional shares of common stock. If any fractional share would be issuable on the exercise of a warrant, instead of issuing the fractional share we will pay the holder an amount in cash equal to the market value of the fractional share.

NO RIGHTS AS A STOCKHOLDER

     Holders of warrants do not have rights as stockholders of Oxford. For instance, they do not have the right to vote, to receive dividends or to receive notices of stockholder meetings.

OTHER

     The holders of warrants have the opportunity to profit from a rise in the market value of the common stock, with a resulting dilution in the interest of all other stockholders. As a result, so long as the warrants are outstanding, the terms on which we can obtain additional capital may be adversely affected. The holders of the warrants are expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by the warrants.

                         REGISTRATION RIGHTS AGREEMENT

     The summary of certain provisions of the registration rights agreement set out below is subject to, and is qualified in its entirety by reference to, all of the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     We are a party to a registration rights agreement with TPG Partners II, under which we agreed to use our reasonable best efforts to keep effective a shelf registration statement at our expense, under which the registrable securities may be sold. We filed the registration statement of which this prospectus is a part with the SEC to comply with our obligations under the registration rights agreement. Under the registration rights agreement, we are required:

          (1) to use our best efforts to file the shelf registration statement with the SEC;

          (2) to use our reasonable best efforts to cause the shelf registration statement to become effective under the Securities Act; and

          (3) to keep the shelf registration statement effective until 10 years after the date it is declared effective or, if earlier, the date that all registrable securities have been sold under the shelf registration statement or on which TPG Partners II and its affiliates are no longer entitled to board representation under the investment agreement and are permitted to sell their registrable securities without registration pursuant to Rule 144(k) under the Securities Act.

     We will provide each holder of the registrable securities with copies of this prospectus, notify each holder when the shelf registration statement has been effective and take other actions described in the registration rights agreement as are required to permit unrestricted sales of the registrable securities. A holder that sells registrable securities under the shelf registration statement is required to be named as a selling securityholder in this prospectus and to deliver this prospectus to purchasers. Those holders also will be subject to certain civil liability provisions under the Securities Act in connection with these sales and are bound by the provisions of the registration rights agreement, including certain indemnification obligations.

     We also have agreed in the registration rights agreement to use our reasonable best efforts to cause the offered preferred stock and warrants to be listed on each securities exchange on which our securities are listed or quoted and on each inter-dealer quotation system on which any of our securities are quoted, in each case, at the time the registrable securities are sold.

     If Oxford files a registration statement under the Securities Act for certain offerings of its securities for its own account or for the account of holders, or if Oxford offers securities convertible into or exchangeable for any of its equity securities, the holders of registrable securities have agreed, if requested, not to publicly sell or distribute any securities that are the same as or similar to those being registered by Oxford in connection with its sale, or any securities convertible or exchangeable or exercisable for any such securities during the period beginning 7 days before and ending no more than 90 days after the effective date of the registration statement filed by Oxford.

     We have agreed, in the case of an underwritten offering of registrable securities, if requested, not to effect any public sale or distribution of any securities the same as or similar to those being sold in the underwritten offering, or any securities convertible into or exchangeable or exercisable for securities that are the same as or similar to those being sold, during the period 7 days before and ending no more than 90 days after the date of the related underwriting agreement.

     Purchasers of the registrable securities offered by means of this prospectus will not have any rights under the registration rights agreement, although once sold under this registration statement, the registrable securities should be freely tradeable except by purchasers that are our "affiliates" or are "underwriters" of the registrable securities for purposes of the Securities Act.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from any sale of the offered preferred stock or warrants, all of which will be received by the selling securityholders. The proceeds from the original sale of the offered preferred stock and warrants on May 13, 1998 were utilized, in part, to retire outstanding bridge notes, make capital contributions to certain regulated subsidiaries and pay fees and expenses approximating $39 million related to the sale of the preferred stock and warrants. The balance has been and will continue to be used for subsidiary capital contributions, as necessary, and for general corporate purposes, or as otherwise described in a prospectus supplement.

     We will receive proceeds upon exercise of the Series A warrants and the Series B warrants. In the event that all of the 15,800,000 outstanding Series A warrants and 6,730,000 outstanding Series B warrants are exercised, we would receive net proceeds of approximately $399,907,500, excluding the expenses related to the resale of the warrants under this prospectus. The exercise price of the Series A warrants and the Series B warrants was determined by negotiation between us and TPG Partners II and its affiliates based on the trading range of our common stock during the negotiations.

                                                 WARRANT
                                                 EXERCISE    PROCEEDS TO
                                                  PRICE       COMPANY(1)
                                                 --------    ------------
Per Series A Warrant...........................   $17.75     $280,450,000
Per Series B Warrant...........................   $17.75     $119,457,500
                                                             ------------
          Total..........................................    $399,907,500
                                                             ============

-------------------------

(1) Assumes the exercise of all outstanding Series A warrants and Series B warrants. As of the date of this prospectus, none of the warrants had been exercised.

     Selling securityholders holding warrants are not obligated to exercise their warrants. We cannot be certain that holders of the warrants will choose to exercise all or any of their warrants.

     We intend to use the net proceeds received upon exercise of the warrants, if any, for future capital contributions to our regulated subsidiaries, as necessary, and for general corporate purposes, or as otherwise described in a prospectus supplement.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences of the ownership of shares of the offered preferred stock, the warrants, the common stock issuable upon exercise of the warrants, which we refer to as the "warrant stock" and the junior subordinated debentures that you would receive if we elected to exchange the offered preferred stock for debentures. This summary deals only with the offered preferred stock, the warrants and the debentures held as capital assets by investors who purchase the offered preferred stock, warrants or the warrant stock in the offering at the offering price, and not with special classes of holders, such as dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold the offered preferred stock, the warrants, the warrant stock or the debentures as a hedge, or hedged against, currency or interest rate risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary is based on the Internal Revenue Code of 1986, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all of which are subject to change, or changes in interpretation, possibly with retroactive effect.

     A "United States holder" means a holder of offered preferred stock, warrants, warrant stock or debentures that is:

     (1) a citizen or resident of the United States;

     (2) a corporation organized under the laws of the United States or any State;

     (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

PROSPECTIVE PURCHASERS OF OFFERED PREFERRED STOCK, WARRANTS, WARRANT STOCK OR DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION, OF THE OWNERSHIP OF OFFERED PREFERRED STOCK, WARRANTS, WARRANT STOCK AND DEBENTURES.

TAXATION OF UNITED STATES HOLDERS

  OFFERED PREFERRED STOCK

  Distributions on Offered Preferred Stock -- General

     We do not have any accumulated earnings and profits as determined for United States federal tax purposes, and there can be no assurance that we will have earnings and profits in this or future tax years.

     If we do not have any current or accumulated earnings and profits, as determined for United States federal income tax purposes, in a given tax year, distributions paid on the offered preferred stock, including any distributions of additional shares of offered preferred stock, generally would not be subject to United States federal income taxation if the United States holder's tax basis in the offered preferred stock is greater than or equal to the amount of the distribution. However, the distribution would reduce a United States holder's tax basis in the offered preferred stock, but not below zero. If any portion of the distribution exceeds the United States holder's tax basis in the offered preferred stock, such portion would be subject to United States federal income taxation as capital gain that is recognized in the taxable year in which the distribution is received. Further, any such distribution would not be eligible for the 70% dividends-received deduction allowable to corporations, as discussed below.

     If we have current or accumulated earnings and profits in a given tax year, distributions on the offered preferred stock, including any distributions of additional shares of offered preferred stock, would be taxable to a United States holder as ordinary dividend income to the extent paid out of our current or accumulated earnings and profits. Any portion of such distribution not paid out of current or accumulated earnings and profits would be taxed as described in the previous paragraph. Dividends would be eligible for the 70% dividends-received deduction allowable to corporations, subject to the limitations described below.

  Distributions on Offered Preferred Stock -- Offered Preferred Stock "Paid in Kind"

     Until May 13, 2000, we may, at our option, pay dividends on the offered preferred stock "in kind" through the issuance of additional offered preferred stock. Dividends "paid in kind" will be treated as a distribution of an amount equal to the fair market value of such additional offered preferred stock as of the date of distribution, and will be taxed as described in "-- Distributions on Offered Preferred Stock -- General." Such amount will also be the initial issue price and tax basis of the newly distributed offered preferred stock for United States federal income tax purposes.

     If the redemption price of the offered preferred stock exceeds its offering price, or the redemption price of the offered preferred stock issued as an "in-kind" distribution exceeds its fair market value at the time the dividend is "paid in kind," which we refer to, in either case, as a "Redemption Premium," by one-fourth of one per cent of the offered preferred stock's mandatory redemption price multiplied by the number of complete years to its mandatory redemption, the entire amount of such excess would be considered to be a constructive distribution to the United States holders over the period between issuance and redemption under a constant yield method. If the offered preferred stock is purchased as a unit together with the warrants, purchasers must allocate their purchase price between the offered preferred stock and the warrants based on their relative fair market values to determine the offering price of the offered preferred stock. The constant yield method would result in increasing accruals of income over the term of the offered preferred stock under rules similar to those for accruing original issue discount on the debentures, as described under "Debentures -- Original Issue Discount." The constructive distribution would be a dividend in the year such distribution is considered to be received to the extent of our current and accumulated earnings and profits. A United States holder's tax basis in the offered preferred stock would be increased by the amount of any Redemption Premium included in income. In addition, each issuance of offered preferred stock with more than a de minimis Redemption Premium might not be fungible with the other offered preferred stock, which might adversely affect the liquidity of the preferred stock.

  Distributions on Offered Preferred Stock -- Dividends-Received Deduction

     If we have current or accumulated earnings and profits, amounts treated as dividends would be eligible for the 70% dividends-received deduction allowable to corporations, subject to the limitations described below.

     Prospective corporate investors in the offered preferred stock should consider the effect of:

     (1) Section 246A of the Internal Revenue Code, which reduces the dividends-received deduction allowed to a corporate shareholder that has incurred indebtedness that is "directly attributable" to an investment in portfolio stock such as the offered preferred stock;

     (2) Section 246(c) of the Internal Revenue Code, which, among other things, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum holding period (generally at least 46 days during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend); and

     (3) Section 1059 of the Internal Revenue Code, which, under certain circumstances, reduces the basis of stock for purposes of calculating gain or loss in a subsequent disposition by the portion of any "extraordinary dividend" (as defined below) that is eligible for the dividends-received deduction.

     THE PRESIDENT OF THE UNITED STATES HAS CURRENTLY PROPOSED LEGISLATION THAT WOULD ELIMINATE THE 70% DIVIDENDS-RECEIVED DEDUCTION FOR DIVIDENDS ON THE PREFERRED STOCK. THERE CAN BE NO CERTAINTY WHETHER, OR IN WHAT FORM, SUCH LEGISLATION WILL BE ENACTED OR WHAT ITS EFFECTIVE DATE WOULD BE.

  Distributions on Offered Preferred Stock -- Extraordinary Dividends

     A corporate United States holder is required to reduce its tax basis, but not below zero, in the offered preferred stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced or agreed. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction.

     An extraordinary dividend on the offered preferred stock generally would be a dividend that:

     (1) equals or exceeds 5% of the corporate United States holder's adjusted tax basis in the offered preferred stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or

     (ii) exceeds 20% of the corporate United States holder's adjusted tax basis in the offered preferred stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

     In determining whether a dividend paid on the offered preferred stock is an extraordinary dividend, a corporate United States holder may elect to substitute the fair market value of the stock for such United States holder's tax basis for purposes of applying these tests, provided that such fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury of the United States. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the United States holder's tax basis as a result of the limitation on reducing such basis below zero, such part would be treated as capital gain and would be recognized in the taxable year in which the extraordinary dividend is received. CORPORATE UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 TO THEIR OWNERSHIP OR DISPOSITION OF THE OFFERED PREFERRED STOCK.

  Sale or Exchange of Offered Preferred Stock Other Than by Redemption

     Upon the sale or other disposition of offered preferred stock (other than by redemption), a United States holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and its adjusted tax basis of the offered preferred stock. Such gain or loss would be long-term capital gain or loss if at the time of sale, exchange or other disposition the offered preferred stock has been held for more than one year. Long-term capital gain of a non-corporate United States holder is generally subject to a maximum tax rate of 20%. The deductibility of capital losses is subject to limitations.

  Redemption of Offered Preferred Stock

     A redemption of the offered preferred stock generally would be a taxable event and would be treated as a sale of such offered preferred stock by the United States holder if the redemption:

     (1) results in a "complete termination" of the United States holder's stock interest;

     (2) is "substantially disproportionate" with respect to the United States holder; or

     (3) is "not essentially equivalent to a dividend" with respect to the United States holder.

     In determining whether any of these tests has been met, shares of stock considered to be owned by the United States holder by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account.

     A United States holder of offered preferred stock that is redeemed in a redemption that meets one of the tests described above generally would recognize taxable gain or loss equal to the difference between the amount of cash and the fair market value of property, other than our stock or stock of our successor, received by the United States holder and the United States holder's tax basis in the offered preferred stock redeemed. See "-- Special Rules Regarding the Redemption of Offered Preferred Stock For Debentures" for a description of the rules applicable to a redemption in which a United States holder receives debentures. Such gain or loss would be long-term capital gain or capital loss if the United States holder has held the offered preferred stock for more than one year.

     If a redemption does not meet any of the tests described above, the cash and the fair market value of property received by the United States holder generally would be taxed as a dividend to the extent paid out of our current or accumulated earnings and profits. Any amount in excess of our current or accumulated earnings and profits would first reduce the United States holder's tax basis in the offered preferred stock and thereafter would be treated as capital gain. If a redemption of the offered preferred stock is treated as a distribution that is taxable as a dividend, the United States holder's basis in the redeemed offered preferred stock would be transferred to the United States holder's remaining shares of stock (if any).

  Special Rules Regarding the Redemption of Offered Preferred Stock For
Debentures

     Pursuant to the rules discussed in "-- Redemption of Offered Preferred Stock," a redemption of the offered preferred stock for debentures by us will be treated either as an exchange giving rise to capital gain or loss or as a dividend. In the case of an exchange of offered preferred stock for debentures that would be treated as a redemption giving rise to capital gain or loss, the amount realized on the exchange would be equal to the "issue price" of the debentures plus any cash received on the exchange. The issue price of a debenture will be:

     (1) its fair market value as of the exchange date if the debentures are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date; or

     (2) If the debentures are not traded on an established securities market, the fair market value of the offered preferred stock as of the exchange date if such offered preferred stock is traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date.

If neither the offered preferred stock nor the debentures are traded, the issue price of the debentures will be determined under Section 1274 of the Internal Revenue Code, in which case the issue price will be the stated principal amount of the debentures, provided that the yield on the debentures is equal to or greater than the "applicable federal rate" in effect at the time the debentures are issued. If the yield on the debentures is less than the applicable federal rate, its issue price under Section 1274 of the Internal Revenue Code will be equal to the present value as of the issue date of all payments to be made on the debentures, discounted at the applicable federal rate. It cannot be determined at the present time whether the offered preferred stock or the debentures will, at the relevant time, be traded on an established securities market within the meaning of the Treasury Regulations or whether the yield on the debentures will equal or exceed the applicable federal rate, as discussed above.

     If the offered preferred stock is either redeemed for cash or exchanged for debentures and is treated as a dividend with respect to a particular exchanging United States holder, The holder:

     (1) would not recognize any loss on the exchange;

     (2) (A) would recognize dividend income (rather than capital gain) in an amount equal to the fair market value of the debentures received without regard to the United States holder's basis in the shares of offered preferred stock surrendered in the exchange, but only to the extent of its proportionate share of our current or accumulated earnings and profits and (B) would first reduce its tax basis in the offered preferred stock and thereafter would recognize capital gain, to the extent that the distribution is not made out of our current or accumulated earnings or profits; and

     (3) the holding period for the debentures would begin on the day after the day on which the debentures are acquired by the exchanging United States holder.

EACH UNITED STATES HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO WHETHER IN LIGHT OF ITS OWN PARTICULAR CIRCUMSTANCES, THE EXCHANGE WOULD BE TREATED AS A DIVIDEND OR AS A SALE OR EXCHANGE. ADDITIONALLY, CORPORATE UNITED STATES HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE AVAILABILITY OF THE CORPORATE DIVIDENDS-RECEIVED DEDUCTION AND THE

POSSIBLE APPLICATION OF THE EXTRAORDINARY DIVIDEND RULES OF SECTION 1059 OF THE INTERNAL REVENUE CODE TO AN EXCHANGE IF THE DISTRIBUTION IS TAXABLE AS A DIVIDEND.

     Depending upon a United States holder's particular circumstances, the tax consequences of holding debentures may be less advantageous than the tax consequences of holding offered preferred stock because, for example, payments of interest on the debentures would be taxable to a United States holder as ordinary income, regardless of whether we have current or accumulated earnings and profits, while distributions on offered preferred stock would not be immediately subject to United States federal taxation if we do not have current or accumulated earnings and profits in a given year and such distribution does not reduce the United States holder's basis in the offered preferred stock below zero, and because, as discussed at "Debentures -- Original Issue Discount," debentures may be issued with greater amounts of OID than the Redemption Premium with respect to the offered preferred stock.

  DEBENTURES

  Original Issue Discount

     Unless the debentures have a term of one year or less, the debentures would be treated as issued at an original issue discount if the excess of the debentures' "stated redemption price at maturity" over their issue price is more than a "de minimis amount" (as defined below). The manner in which the issue price of the debentures would be determined is discussed under "Offered Preferred Stock -- Special Rules Regarding the Redemption of Offered Preferred Stock For Debentures." The stated redemption price at maturity of the debentures is the total of all payments provided by the debenture other than the stated interest payments.

     In general, if the excess of the debenture's stated redemption price at maturity over its issue price is less than one-fourth of one percent of the debenture's stated redemption price at maturity multiplied by the number of complete years to its maturity (the "de minimis amount"), then such excess, if any, constitutes "de minimis original issue discount" and the debenture is not issued with original issue discount ("OID"). In general, the debentures would have OID if:

     (1) the debentures are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, and the fair market value of the securities is less than the stated redemption price at maturity by more than the applicable de minimis amount;

     (2) the offered preferred stock is traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, and the debentures are not, and the fair market value of the offered preferred stock is less than the debentures' stated redemption price at maturity by more than the applicable de minimis amount; or

     (3) neither the debentures nor the offered preferred stock are traded on an established securities market at any time during the 60-day period ending 30 days after the exchange date, the yield on the debentures is less than the applicable federal rate by more than the applicable de minimis amount, and the present value as of the issue date of all payments to be made on the debentures, discounted at the applicable federal rate, is less than the debentures' stated redemption price at maturity by more than the applicable de minimis amount.

Unless the election described below under "-- Election to Treat All Interest as Original Issue Discount" is made, a United States holder of an debenture with de minimis OID must include such de minimis OID in income as stated principal payments on the debenture are made.

     United States holders of debentures issued with OID that have a maturity of more than one year from their date of issue must, generally, include OID in income calculated on a constant-yield method without regard to the receipt of cash attributable to such income, and generally will have to include in income increasingly greater amounts of OID over the life of the debenture. The amount of OID includible in income by a United States holder of a debenture is the sum of the daily portions of OID with respect to the debenture for each day during the taxable year or portion of the taxable year on which the United States holder holds the debenture, which we refer to as "accrued OID." The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. Accrual periods with respect to a debenture may be of any length selected by the United States holder and may vary in length over the term of the debenture as long as:

     (1) no accrual period is longer than one year; and

     (2) each scheduled payment of interest or principal on the debenture occurs on either the final or first day of an accrual period.

The amount of OID allocable to an accrual period equals the excess of:

     (a) the product of the Debenture's adjusted issue price at the beginning of the accrual period and such Debenture's yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period); over

     (b) the sum of the payments of qualified stated interest on the debenture allocable to the accrual period.

     The "adjusted issue price" of a debenture at the beginning of any accrual period is the issue price of the debenture increased by:

     (x) the amount of accrued OID for each prior accrual period, and decreased by

     (y) the amount of any payments previously made on the debenture that were not qualified stated interest payments.

For purposes of determining the amount of OID allocable to an accrual period, if an interval between payments of qualified stated interest on the debenture contains more than one accrual period, the amount of qualified stated interest payable at the end of the interval (including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval) is allocated pro rata on the basis of relative lengths to each accrual period in the interval, and the adjusted issue price at the beginning of each accrual period in the interval must be increased by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. The amount of OID allocable to an initial short accrual period may be computed using any reasonable method if all other accrual periods other than a final short accrual period are of equal length. The amount of OID allocable to the final accrual period is the difference between:

     (x) the amount payable at the maturity of the debenture (other than any payment of qualified stated interest); and

     (y) the debenture's adjusted issue price as of the beginning of the final accrual period.

  Election to Treat All Interest as Original Issue Discount

     A United States holder may elect to include in gross income all interest that accrues on a debenture using the constant-yield method described above under the heading "Original Issue Discount," with the modifications described below. For purposes of this election, interest includes stated interest, OID, de minimis original issue discount and unstated interest.

     In applying the constant-yield method to a debenture with respect to which this election has been made, the issue price of the debenture would equal the issue price as determined under "Offered Preferred Stock -- Special Rules Regarding the Redemption of Offered Preferred Stock For Debentures," the issue date of the debenture would be the exchange date, and no payments on the debenture would be treated as payments of qualified stated interest. This election would generally apply only to the debenture with respect to which it is made and may not be revoked without the consent of the Internal Revenue Service.

     Pursuant to section 163 of the Internal Revenue Code, the "disqualified portion" of the OID accruing on certain debt instruments may be treated as a dividend eligible for the dividend-received deduction. The corporation issuing such debt instruments is not allowed to deduct the "disqualified portion" of the OID accruing on the debt instrument and is allowed to deduct the remainder of the OID only when paid.

     This treatment will apply to "applicable high yield discount obligations" or "AHYDOs", which, generally, are debt instruments that have a term of more than five years, have a yield to maturity that equals or exceeds five percentage points above the "applicable federal rate" and have "significant" OID. A debt instrument is treated as having "significant" OID if the aggregate amount that would be includible in gross income with respect to such debt instrument for periods before the close of any accrual period ending five years or more after the date of issue exceeds the sum of:

     (1) the aggregate amount of interest to be paid in cash under the debt instrument before the close of such accrual period; and

     (2) the product of the initial issue price of such debt instrument and its yield to maturity.

For purposes of determining whether a debenture is an AHYDO, holders are bound by the issuer's determination of the appropriate accrual period. It is impossible to determine at the present time whether a debenture will be treated as an AHYDO.

     If a debenture is treated as an AHYDO, a corporate United States holder would be treated as receiving dividend income (to the extent of our current and accumulated earnings and profits), solely for purposes of the dividend-received deduction, in an amount equal to the "dividend equivalent portion" of the "disqualified portion" of the OID. The "disqualified portion" of the OID is equal to the lesser of:

     (1) the amount of OID; or

     (2) the portion of the "total return" (i.e. the excess of all payments to be made with respect to such obligation over its issue price) on such obligation that bears the same ratio to the obligation's total return as the "disqualified yield" (i.e. the extent to which the yield exceeds the applicable federal rate plus 6%) bears to the obligation's yield to maturity.

The dividend equivalent portion of the disqualified portion is the amount that would have been treated as a dividend if we had distributed it with respect to our stock. Our deduction for OID will be substantially deferred with respect to a debenture that is treated as an AHYDO. In addition, such deduction will be disallowed if and to the extent that the yield on such AHYDO exceeds the applicable federal rate by more than 6%.

  Purchase, Sale, Retirement and Other Disposition of the Debentures

     The adjusted tax basis of a United States holder who receives debentures in exchange for offered preferred stock will, in general, be equal to the initial tax basis of such debentures (i.e. the issue price of the debentures, if the exchange is treated as a redemption giving rise to capital gain or the fair market value of the debentures on the exchange date, if the exchange is treated as a dividend), increased by OID previously included in income by the United States holder. Upon the sale, exchange or retirement of a debenture, a United States holder will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and the United States holder's tax basis in the debenture.

  WARRANTS

  Ownership and Disposition of Warrants

     The warrants may be sold individually or as a unit. Each unit is comprised of one or more shares of offered preferred stock and one or more warrants. Purchasers of a unit must allocate their purchase price between the offered preferred stock and the warrants based on their relative fair market values to determine their tax basis in the offered preferred stock and the warrants and the amount of Redemption Premium, if any, on the offered preferred stock. If the warrant is sold individually, a United States holder's tax basis of a warrant will be its purchase price.

  Sale of a Warrant

     Generally, a United States holder of a warrant will recognize gain or loss upon the sale of a warrant in an amount equal to the difference between the amount realized on the sale and the United States holder's adjusted tax basis of the warrant. The adjusted tax basis of a warrant for United States holders participating in the offering purchased as a unit will be the portion of the initial offering price allocable to a warrant, adjusted as described below under "Adjustments Under the Warrants." Gain or loss attributable to the sale of the warrants will constitute capital gain or loss if the stock would be a capital asset in the hands of the warrant holder and will be long-term capital gain or loss if the warrants have been held for more than one year.

  Exercise of a Warrant, Disposition of Common Shares, and Dividends

     In general, no gain or loss will be recognized by a United States holder upon the exercise of a warrant, except with respect to cash, if any, paid in lieu of the issuance of fractional shares. Upon exercise of a warrant with cash, the holder's tax basis in the shares so acquired will be the sum of:

     (a) the holders' adjusted tax basis in the warrant, and

     (b) the cash paid upon exercise of the warrant.

     If any cash is received in lieu of fractional shares of warrant stock, the holder will recognize gain or loss, and the character and amount of gain or loss will be determined as if the holder had received such fractional shares and then immediately sold them for cash. The holding period of the stock acquired upon exercise of a warrant begins on the day following the day of exercise.

  Expiration of the Warrants

     Upon the expiration of an unexercised warrant, the holder will recognize a loss equal to the adjusted tax basis of the warrant in the hands of the holder. A loss realized upon expiration of the warrant will be capital loss if the stock would have been a capital asset in the hands of the warrant holder and will be long-term capital loss if the warrant was held for more than one year.

  Adjustments Under the Warrants

     Pursuant to the terms of the warrants, the number of shares of warrant stock that may be purchased upon exercise of the warrants is subject to adjustment from time to time upon the occurrence of certain events. In certain circumstances, a change in conversion ratio or any transaction having a similar effect on the interest of a warrant holder may be treated as a distribution with respect to any warrant holder whose proportionate interest in the earnings and profits of the issuer is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the warrants may be treated as a taxable distribution to the warrantholders to the extent of our current or accumulated earnings and profits, without regard to whether the warrant holders receive any cash or other property. If the warrant holders receive such a taxable distribution, their tax bases in the warrants will be increased by an amount equal to the taxable distribution.

WARRANT STOCK

     Distributions on the warrant stock will be taxable to United States holders as ordinary income to the extent of our current and accumulated earnings and profits. If we do not have current or accumulated earnings or profits, the payment will first offset the holder's basis in the warrant stock and any amount that exceeds the holder's basis will be treated as a capital gain. Any gain or loss upon the sale or exchange of the warrant stock will be capital gain or loss, and will be long-term capital gain or loss if the holder has owned the warrant stock for more than one year.

TAXATION OF NON-UNITED STATES HOLDERS

  INTEREST PAYMENTS

     Under present United States federal income tax law, and subject to the discussion of backup withholding below, payments of principal, premium (if any) and interest, including OID, by us or any of our paying agents to any holder of a debenture that is a non-United States holder will not be subject to United States federal withholding tax if, in the case of interest or OID:

     (a) the beneficial owner of the debenture does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     (b) the beneficial owner of the debenture is not a controlled foreign corporation that is related to us through stock ownership; and

     (c) either:

         (1) the beneficial owner of the debentures certifies to us or our agent, under penalties of perjury, that it is not a United States holder and provides its name and address; or

         (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the debenture certifies to us or our agent under penalties of perjury that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof.

Recently finalized United States Treasury Regulations, which we refer to as the "Final Withholding Regulations," would provide for alternative methods for satisfying the certification requirement. The Final Withholding Regulations also would require, in the case of debentures held by a foreign partnership, that:

     (1) the certification be provided by the partners rather than by the partnership; and

     (2) the partnership provide certain information, including a United States taxpayer identification number.

A look-through rule would apply in the case of tiered partnerships. The Final Regulations are effective for payments made after December 31, 1999.

  DIVIDEND INCOME

     Dividends paid to a non-United States holder will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are "effectively connected" with the conduct of a trade or business within the United States (and they are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for subjecting the non-United States holder to United States income tax on a net income basis). Such "effectively connected" dividends, generally, are not subject to withholding tax if certain certification requirements are satisfied. Instead, "effectively connected" dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations. In addition, a non-United States corporation may, under certain circumstances, be subject to an additional "branch profits tax" on "effectively connected" dividends at a 30% rate or at a lower rate if it is eligible for the benefits of an applicable income tax treaty.

     Under current United States Treasury Regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the 30% withholding discussed above. Under current interpretations of United States Treasury Regulations, this presumption also applies for purposes of determining whether a lower withholding rate applies under an income tax treaty.

     Under the Final Withholding Regulations, a non-United States holder must satisfy certain certification requirements in order to claim the benefit of a lower treaty rate. See "Taxation of Non-United States holders -- Interest Payments."

     A non-United States holder eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any amount withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

  SALE OR DISPOSITION

     A non-United States holder will not be subject to United States federal income tax in respect of a sale or disposition of offered preferred stock or warrant stock (or, to the extent of the holder's basis in the offered preferred stock or warrant stock, on distributions paid on the offered preferred stock or warrant stock if we do not have current or accumulated earnings and profits), warrants or debentures unless:

     (1) the gain is effectively connected with a trade or business of the non-United States holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-United States holder, if an applicable income tax treaty so requires as a condition for such non-United States holder to be subject to United States taxation on a net income basis in respect of capital gain);

     (2) in the case of a non-United States holder who is an individual, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions apply; or

     (3) we are or have been a "United States real property holding corporation" for federal income tax purposes.

We have not been, are not and do not anticipate becoming a "United States real property holding corporation" for federal tax purposes. Effectively connected gains realized by a corporate non-United States holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

ESTATE TAXES

     A debenture held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if:

     (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

     (b) the income on the debenture would not have been effectively connected with a United States trade or business of the individual at the individual's death.

     Offered preferred stock, warrants or warrant stock held by a non-United States holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

BACKUP WITHHOLDING AND INFORMATION REPORTING

  UNITED STATES HOLDERS

     In general, information reporting requirements will apply to dividends paid in respect of offered preferred stock and warrant stock, including the accrual of the Redemption Premium, to principal and interest paid in respect of debentures, and to the proceeds received on the sale, exchange or redemption of offered preferred stock, debentures, warrants or warrant stock to United States holders other than certain exempt recipients (such as corporations), and "backup withholding" at a rate of 31% will apply to such payments if the United States holder fails to provide an accurate taxpayer identification number or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns. United States holders should consult their tax advisors concerning the application of information reporting and backup withholding to the preferred stock, debentures, warrants or warrant stock.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States holder's United States federal income tax liability provided the required information is furnished to the IRS.

Non-United States Holders

     Under current law, information reporting on IRS Form 1099 and backup withholding will not apply to payments of principal, premium, if any, and interest, including OID, made by us or a paying agent to a non-United States holder on a debenture. The beneficial owner of the debenture must certify to us or our agent, under penalties of perjury, that it is not a United States holder and must provide its name and address, or a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business, a "financial institution", that holds the debenture, certifies to us or our agent, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and must furnish the payor with a copy thereof. The payor must not have actual knowledge that the holder is a United States person. However, we or a paying agent may report (on IRS Form 1042S) payments of interest, including OID, on the debentures. See above, "Taxation of Non-United States Holders -- Interest Payments" with respect to the rules under the Final Withholding Regulations.

     In general, dividends paid to non-United States holders will not be subject to United States information reporting requirements and backup withholding tax if the non-United States holder is either subject to the 30% withholding tax discussed above, or is not subject to the 30% withholding tax because the non-United States holder is eligible for the benefits of an income tax treaty. However, dividend payments will be reported for purposes of the 30% withholding tax discussed above. If a non-United States holder does not meet any of the requirements listed above for exemption from backup withholding tax and fails to provide certain information, including a United States taxpayer identification number, or otherwise establish a status as an "exempt recipient", the non-United States holder may be subject to backup withholding of United States federal income tax at a rate of 31% on dividends paid.

     Under current law, dividends paid to an address in a foreign country are generally treated as exempt from backup withholding and information reporting unless the person making the payment has definite knowledge that the recipient is a United States person. However, under the Final Withholding Regulations discussed above, dividends payments generally will be subject to information reporting and backup withholding unless certain certification requirements are met.

     In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of offered preferred stock or warrant stock through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of offered preferred stock or warrant stock through an office outside the United States of a broker:

     (1) that is a United States person;

     (2) that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

     (3) that is a "controlled foreign corporation" as to the United States; or

     (4) with respect to payments made after December 31, 1999, that is a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption.

Payment of the proceeds of the sale of offered preferred stock and warrant stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

     A non-United States holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

                            SELLING SECURITYHOLDERS

     This section sets forth information with respect to each selling securityholder for whom we are registering securities for resale to the public under the registration statement of which this prospectus is a part. The securities offered hereby are comprised of:

     - 277,629.156 shares of Series D preferred stock;

     - 132,808.070 shares of Series E preferred stock;

     - 15,800,000 Series A warrants;

     - 6,730,000 Series B warrants;

     - 15,800,000 shares of common stock issuable upon exercise of the Series A warrants; and

     - 6,730,000 shares of common stock issuable upon exercise of the Series B warrants.

     In addition to the information included in this section, if offered preferred stock, warrants or common stock are offered by the selling securityholders under this prospectus, if required a prospectus supplement will include the following information:

     - the amount of offered preferred stock, warrants or common stock to be offered for the selling securityholder's account;

     - the amount of offered preferred stock, warrants or common stock to be owned by the selling securityholder after completion of the offering; and

     - the percentage of the series of offered preferred stock, warrants or common stock, if one percent or more, to be owned by the selling securityholder after completion of the offering.

     Under the investment agreement, the selling securityholders purchased 245,000 shares of our Series A preferred stock, 105,000 shares of our Series B preferred stock and the warrants for a total sum of $350 million. On February 13, 1999, we entered into a share exchange agreement with the selling securityholders to make an adjustment to the dividends payable among the shares of Series A preferred stock and Series B preferred stock. Under the share exchange agreement, the 245,000 shares of Series A preferred stock were exchanged for 260,146.909 shares of Series D preferred stock, and the 105,000 shares of Series B preferred stock were exchanged for 111,820.831 shares of Series E preferred stock. As a result of the exchange, the selling securityholders hold only Series D preferred stock and Series E preferred stock, and following the exchange all shares of the Series A preferred stock and Series B preferred stock were cancelled. The terms of the Series D preferred stock are substantially similar to the terms of the Series A preferred stock and the terms of the Series E preferred stock are substantially similar to the terms of the Series B preferred stock, except with respect to the applicable dividend rates. The exchange was effected for a number of reasons, including to facilitate the potential sale of the offered preferred stock by the selling securityholders.

     As of the date of this prospectus, the selling securityholders held a total of 260,146.909 shares of Series D preferred stock and 111,820.831 shares of Series E preferred stock. Through May 13, 2000, we expect to issue an additional 17,482.247 shares of Series D preferred stock and 20,987.239 shares of Series E preferred stock to satisfy our obligation to pay dividends on the outstanding offered preferred stock.

     Under the investment agreement, we agreed to increase the number of our directors to a minimum of 11 directors and a maximum of 13 directors and to appoint Norman C. Payson, M.D., as our chief executive officer and as a director. We also agreed that TPG Partners and its affiliates would be entitled to nominate four directors to our board of directors. Dr. Payson was elected chief executive officer and joined the board of directors in May 1998. David Bonderman, Jonathan J. Coslet and James G. Coulter were nominated by TPG Partners and its affiliates pursuant to the investment agreement and joined the board of directors in May 1998. Kent J. Thiry was also nominated by TPG Partners and its affiliates pursuant to the investment agreement and joined the board of directors in August 1998.

     Mr. Bonderman is a director and President, Mr. Coulter is a director and vice president, and Mr. Coslet is an executive of TPG Advisors II, Inc. TPG Advisors II, Inc. is the general partner of TPG GenPar II, L.P., which is the general partner of selling securityholders TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P.

     The investment agreement also contains covenants which restrict our ability to take significant actions without the consent of TPG Partners II and its affiliates, including mergers, consolidations and certain issuances of equity securities. In connection with the investment agreement, we also entered into a registration rights agreement in which we agreed to register the offered preferred stock, the warrants and the common stock issuable upon exercise of the warrants under the Securities Act for offer and sale by the selling securityholders and certain holders to whom they may transfer those securities. See "Registration Rights Agreement."

     We have filed with the SEC under the Securities Act a Registration Statement on Form S-3, of which this prospectus forms a part, with respect to the offer and sale of the securities described in this prospectus. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the securities being offered by the selling securityholders. See "Plan of Distribution."

     The following table provides the name of each selling securityholder, the number of shares of offered preferred stock and warrants held by each selling securityholder and the number of shares of common stock into which those warrants are exercisable as of the date hereof. All these securities have been registered for offer and sale under the registration statement of which this prospectus is a part. As noted in the table, we expect to issue additional shares of offered preferred stock as dividends on existing shares of offered preferred stock through May 13, 2000. Those additional shares have been registered for offer and sale by the selling securityholders under the registration statement of which this prospectus is a part.

                                                           # OF SHARES OFFERED PREFERRED STOCK HELD
                                                           -----------------------------------------
NAME OF BENEFICIAL OWNER                                       SERIES D(1)           SERIES E(2)
------------------------                                   -------------------    ------------------
TPG Partners II, L.P. ...................................   177,490.95189725       76,292.22200803
TPG Parallel II, L.P. ...................................    12,112.44008304        5,206.37789136
TPG Investors II, L.P. ..................................    18,514.13521971        7,958.06490061
Chase Equity Associates, L.P. ...........................    11,149.15324286        4,792.32132857
Oxford Acquisition Corp. ................................     3,716.38441429        1,597.44044286
DLJ Merchant Banking Partners II, L.P. ..................    18,728.45379976        8,050.03487170
DLJ Merchant Banking Partners II-A, L.P. ................       745.40053109          320.55304887
DLJ Offshore Partners II, C.V. ..........................       920.60151062          396.16522983
DLJ Diversified Partners, L.P. ..........................     1,094.74066604          470.71245050
DLJ Diversified Partners-A, L.P. ........................       406.67863733          174.65348842
DLJMB Funding II, Inc. ..................................     3,325.63313873        1,429.17671621
DLJ Millennium Partners, L.P. ...........................       302.61987373          129.92515602
DLJ Millennium Partners-A, L.P. .........................        59.46215063           25.55904709
DLJ EAB Partners, L.P. ..................................        83.88410535           36.20865004
UK Investment Plan 1997 Partners.........................        495.8716328          212.99205905
DLJ ESC II L.P. .........................................      4,069.9718457        1,749.72976507
DLJ First ESC, L.P. .....................................        36.10202002           15.97440443
DLJ Capital Corporation..................................        98.74964301           42.59841181
Sprout Growth II, L.P. ..................................     4,557.34911603        1,959.52694324
The Sprout CEO Fund, L.P. ...............................        75.38951240           33.01376915
Sprout Capital VIII, L.P. ...............................     2,039.76413138          875.39736269
Sprout Venture Capital, L.P. ............................       123.17159773           52.18305447

---------------

(1) We expect to issue in the aggregate 17,482.247 additional shares of Series D preferred stock as dividends on these existing shares through May 13, 2000.

(2) We expect to issue in the aggregate 20,987.239 additional shares of Series E preferred stock as dividends on these existing shares through May 13, 2000.

                                                                        # OF WARRANTS HELD
                                                              --------------------------------------
NAME OF BENEFICIAL OWNER                                      SERIES A WARRANTS    SERIES B WARRANTS
------------------------                                      -----------------    -----------------
TPG Partners II, L.P. ......................................     10,779,898            4,591,691
TPG Parallel II, L.P. ......................................        735,648              313,349
TPG Investors II, L.P. .....................................      1,124,455              478,961
Chase Equity Associates, L.P. ..............................        677,142              288,428
Oxford Acquisition Corp. ...................................        225,714               96,142
DLJ Merchant Banking Partners II, L.P. .....................      1,137,465              484,503
DLJ Merchant Banking Partners II-A, L.P. ...................         45,299               19,295
DLJ Offshore Partners II, C.V. .............................         55,935               23,825
DLJ Diversified Partners, L.P. .............................         66,501               28,326
DLJ Diversified Partners-A, L.P. ...........................         24,696               10,519
DLJMB Funding II, Inc. .....................................        201,951               86,022
DLJ Millennium Partners, L.P. ..............................         18,392                7,834
DLJ Millennium Partners-A, L.P. ............................          3,587                1,528
DLJ EAB Partners, L.P. .....................................          5,107                2,175
UK Investment Plan 1997 Partners............................         30,095               12,819
DLJ ESC II L.P. ............................................        247,193              105,292
DLJ First ESC, L.P. ........................................          2,189                  932
DLJ Capital Corporation.....................................          5,998                2,555
Sprout Growth II, L.P. .....................................        276,790              117,899
The Sprout CEO Fund, L.P. ..................................          4,579                1,950
Sprout Capital VIII, L.P. ..................................        123,885               52,769
Sprout Venture Capital, L.P. ...............................          7,481                3,186

                              PLAN OF DISTRIBUTION

     The shares of offered preferred stock and the warrants covered by this prospectus are now held by the selling securityholders. As used in the rest of this section of the prospectus, the term "selling securityholders" includes the selling securityholders named in the table under "Selling Securityholders" in this prospectus and certain of their pledgees, donees, transferees or other successors in interest selling securities received from a named selling securityholder after the date of this prospectus. The shares of offered preferred stock, warrants and common stock covered by this prospectus are referred to in this section as the "securities." The selling securityholders may offer and sell, from time to time, some or all of the securities under this prospectus. We have registered the securities for offer and sale by the selling securityholders so that the securities will be freely tradeable by them. Registration of the securities does not mean, however, that the securities necessarily will be offered or sold. We will not receive any proceeds from any sale by the selling securityholders of the securities. See "Use of Proceeds." We will pay all costs, expenses and fees in connection with the registration of the securities, including fees of our counsel and accountants, fees payable to the SEC, listing fees, and the reasonable fees and disbursements of one law firm selected as counsel for the selling securityholders in connection with the registration. The selling securityholders will pay all underwriting discounts and commissions and similar selling expenses, if any, attributable to the sale of the securities.

     The selling securityholders may sell the securities from time to time, at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

     - on markets where our securities are traded or on an exchange in accordance with the rules of the exchange;

     - in privately negotiated transactions;

     - through broker-dealers, which may act as agents or principals;

     - in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - through one or more underwriters on a firm commitment or best-efforts basis;

     - directly to one or more purchasers;

     - through agents;

     - through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

     - through short sales of the securities;

     - in any combination of the above; or

     - by any other legally available means.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate. Broker-dealer transactions may include:

     - purchases of the securities by a broker-dealer as principal and resales of the securities by the broker-dealer for its account pursuant to this prospectus;

     - ordinary brokerage transactions; or

     - transactions in which the broker-dealer solicits purchasers.

     If a material arrangement with any underwriter, broker, dealer or other agent is entered into for the sale of any securities through a secondary distribution or a purchase by a broker or dealer, or if other material changes are made in the plan of distribution of the securities, a prospectus supplement will be filed, if necessary, under the Securities Act disclosing the material terms and conditions of such arrangement. If an underwriter or underwriters are used in the sale of securities, we and the selling securityholders expect to execute an underwriting agreement with such underwriter or underwriters at the time an agreement for the sale is reached. The underwriter or underwriters with respect to an underwritten offering of securities and the other material terms and conditions of the underwriting will be set forth in a prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of the prospectus supplement. In connection with the sale of securities, underwriters will receive compensation in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     The selling securityholders and any underwriters, broker-dealers or agents participating in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the securities by the selling securityholders and any commissions received by any such underwriters, broker-dealers or agents may be deemed to be underwriting commissions under the Securities Act. We have agreed to indemnify the selling securityholders and each person or entity which participates as or may be deemed to be an underwriter in the offering or sale of the selling securityholders' securities against certain liabilities (and to contribute to payments in respect those liabilities), including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent or broker-dealer that participates in transactions involving offers or sales of the securities against certain liabilities, including liabilities arising under the Securities Act.

                             VALIDITY OF SECURITIES

     The validity of the shares of offered preferred stock, the warrants, and the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of Oxford Health Plans, Inc. at December 31, 1998, and for the year then ended, included in Oxford Health Plans, Inc.'s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, which is incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1997, and for each of the years in the two-year period ended December 31, 1997, by KPMG LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-3 to register these securities. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about Oxford and the securities offered in this prospectus, you should refer to the registration statement and its exhibits.

     You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http://www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

     Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our main telephone number is (203) 852-1442.

     The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes more dated information. We have previously filed the following documents with the SEC and are incorporating them by reference into this prospectus:

     - Our Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998, initially filed on March 19, 1999 and amended on March 26, 1999;

     - Our Current Reports on Form 8-K filed on January 8, 1999, January 29, 1999, February 25, 1999, March 19, 1999 and April 29, 1999; and

     - The description of our Common Stock contained in the Registration Statement on Form 8-A dated August 1, 1991, filed pursuant to Section 12 of the Exchange Act (Commission File No. 0-19442).

     We also are incorporating into this prospectus all documents subsequently filed by us pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934.

     We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone, to:

     Investor Relations
     Oxford Health Plans, Inc.
     800 Connecticut Avenue
     Norwalk, Connecticut 06854
     (203) 852-1442

                           FORWARD-LOOKING STATEMENTS

     Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements," as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face. These forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "plans," "may," "will," "would," "could," "should," or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to statements concerning:

     - future results of operations or financial position;
     - future ability to make required payments on the preferred stock; and
     - future tax treatment of the offered preferred stock, warrants and debentures.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING, COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, COMMON STOCK, PREFERRED STOCK, AND/OR WARRANTS IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Summary.............................    1
Ratio of Earnings to Combined Fixed
  Charges and Preference
  Dividends.........................    8
Business............................    9
Description of Offered Preferred
  Stock.............................    9
Description of Warrants.............   23
Registration Rights Agreement.......   25
Use of Proceeds.....................   26
Material Federal Income Tax
  Consequences......................   28
Selling Securityholders.............   41
Plan of Distribution................   46
Validity of Securities..............   47
Experts.............................   47
Where You Can Find More
  Information.......................   48
Forward-Looking Statements..........   49

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                           [OXFORD HEALTH PLANS LOGO]

                              22,530,000 shares of
                                  Common Stock

                         277,629.156 shares of Series D
                           Cumulative Preferred Stock

           132,808.070 shares of Series E Cumulative Preferred Stock

                          15,800,000 Series A Warrants

                          6,730,000 Series B Warrants
                                 -------------
                                   Prospectus
                                 -------------
                                   --  , 1999
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses in connection with the issuance and distribution of the securities being registered are:

Registration Fee..........................................  $189,985.01
Fees and Expenses of Accountants..........................           --
Fees and Expenses of Counsel..............................           --
Blue Sky Fees and Expenses................................           --
Printing and Engraving Expenses...........................           --
Rating Agency Fees........................................           --
Agent's Fees..............................................           --
Miscellaneous.............................................           --
                                                            -----------
          Total...........................................  $        --
                                                            ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of Oxford in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of Oxford. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

     Article Eighth of the Second Amended and Restated Certificate of Incorporation, as amended, of Oxford provides that Oxford shall indemnify its officers and directors to the fullest extent permitted by law. Article Ninth of the Second Amended and Restated Certification of Incorporation, as amended, of Oxford provides that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of Oxford shall not be liable to Oxford or its stockholders for monetary damages for breach of fiduciary duty as a director.

     Section 6.4 of the Amended and Restated By-laws of Oxford states:

     Section 6.4. INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether criminal, civil, administrative or investigative, including any action instituted by or on behalf of the Corporation, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation or serves or served at the request of the Corporation any other enterprise as a director or officer. Expenses incurred by any such person in defending any such actions, suit or proceeding shall be paid or reimbursed by the Corporation promptly upon receipt by it of an undertaking of such person to repay such expense if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. The rights provided to any person by this by-law shall be enforceable against the Corporation by such person who shall be presumed to have relied upon it in serving or continuing to serve as a director or officer as provided above. No amendment of this by-law shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. To the extent permitted by Delaware law, the Board may cause the Corporation to indemnify and reimburse other employees of the Corporation as it deems appropriate. For purposes of this by-law, the term "Corporation" shall include any predecessor of the Corporation and any constituent corporation (including any constituent of a constituent) absorbed by the Corporation in a consolidation or merger; the term "other enterprise" shall include any corporation, partnership, joint venture, trust or employee benefit plan; service "at the request of the Corporation" shall include service as a director or officer of the Corporation, which imposes duties on, or involves services by, such director or officer with respect to any other enterprise or any employee benefit plan, its participants or beneficiaries; any excise taxes assessed on a person with respect to an employee benefit plan, shall be deemed to be indemnifiable expenses; and action by a person with respect to any employee benefit plan which such person reasonably believes to be in the interest of the participants and beneficiaries of such plan shall be deemed to be action not opposed to the best interests of the Corporation.

     Section 145 of the Delaware General Corporation Law permits the indemnification provided for by the above by-law provision. The statute further permits Oxford to insure itself for such indemnification.

     Oxford maintains insurance coverage for its directors and officers with respect to certain liabilities incurred in their capacities as such and for Oxford with respect to any payments which it becomes obligated to make to such persons under the foregoing by-law and statutory provisions.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION
-------                          -----------
2        Investment Agreement, dated February 23, 1998, between
         Oxford Health Plans, Inc. and TPG Oxford LLC, incorporated by reference to Exhibit 10(r) of Oxford's Annual Report on
         Form 10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.1      Second Amended and Restated Certificate of Incorporation, as
         amended, of Oxford Health Plans, Inc., incorporated by
         reference to Exhibit 3(a) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.1(a)   Certificate of Designations for the Series D Preferred Stock
         of Oxford Health Plans, Inc., incorporated by reference to
         Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
         the period ended December 31, 1998 (File No. 0-19442)
4.1(b)   Certificate of Designations for the Series E Preferred Stock
         of Oxford Health Plans, Inc., incorporated by reference to
         Exhibit 3(a) of Oxford's Annual Report on Form 10-K/A for
         the period ended December 31, 1998 (File No. 0-19442)
4.2      Form of Series A Warrant Certificate, incorporated by
         reference to Exhibit 10(r) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.3      Form of Series B Warrant Certificate, incorporated by
         reference to Exhibit 10(r) of Oxford's Annual Report on Form
         10-K/A for the period ended December 31, 1998 (File No.
         0-19442)
4.4      Amended and Restated By-laws of Oxford Health Plans, Inc., incorporated by reference to Exhibit 3(b) of Oxford's Annual
         Report on Form 10-K/A for the period ended December 31, 1998
         (File No. 0-19442)
4.5      Form of Warrant Agreement*
5        Opinion of Sullivan & Cromwell as to Legality*
8        Opinion of Sullivan & Cromwell as to Tax Matters*
10       Registration Rights Agreement, dated February 23, 1998,
         between Oxford Health Plans, Inc. and TPG Oxford LLC,
         incorporated by reference to Exhibit 10(s) of Oxford's
         Annual Report on Form 10-K/A for the period ended December
         31, 1998 (File No. 0-19442)
12       Computation of Ratio of Earnings to Combined Fixed Charges
         and Preference Dividends**
23.1     Consent of Ernst & Young LLP**
23.2     Consent of KPMG LLP**
23.3     Consent of Sullivan & Cromwell (included in their opinion
         filed as Exhibit 5.1)

-------------------------

 * To be filed by amendment

** Filed herewith

ITEM 17.  UNDERTAKINGS

     1.  The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     4.  The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut, on April 30, 1999.

                                          Oxford Health Plans, Inc.

                                          By: /s/ NORMAN C. PAYSON, M.D.
                                             -----------------------------------
                                             Norman C. Payson, M.D.
                                              Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                                   TITLE                 DATE
---------                                                   -----                 ----

           /s/ NORMAN C. PAYSON, M.D.             Principal Executive        April 30, 1999
------------------------------------------------    Officer, and Director
             Norman C. Payson, M.D.

               /s/ YON Y. JORDEN                  Principal Financial        April 30, 1999
------------------------------------------------    Officer
                 Yon Y. Jorden

              /s/ KURT B. THOMPSON                Principal Accounting       April 30, 1999
------------------------------------------------    Officer
                Kurt B. Thompson

               /s/ FRED F. NAZEM                  Chairman of the Board      April 30, 1999
------------------------------------------------
                 Fred F. Nazem

              /s/ DAVID BONDERMAN                 Director                   April 30, 1999
------------------------------------------------
                David Bonderman

                                                  Director
------------------------------------------------
Jonathan J. Coslet

              /s/ JAMES G. COULTER                Director                   April 30, 1999
------------------------------------------------
                James G. Coulter

          /s/ ROBERT B. MILLIGAN, JR.             Director                   April 30, 1999
------------------------------------------------
            Robert B. Milligan, Jr.

        /s/ MARCIA J. RADOSEVICH, PH.D.           Director                   April 30, 1999
------------------------------------------------
          Marcia J. Radosevich, Ph.D.

        /s/ BENJAMIN H. SAFIRSTEIN, M.D.          Director                   April 30, 1999
------------------------------------------------
          Benjamin H. Safirstein, M.D.

                                                  Director
------------------------------------------------
Thomas A. Scully

               /s/ KENT J. THIRY                  Director                   April 30, 1999
------------------------------------------------
                 Kent J. Thiry

             /s/ STEPHEN F. WIGGINS               Director                   April 30, 1999
------------------------------------------------
               Stephen F. Wiggins

                                 EXHIBIT INDEX

EXHIBIT                                                              SEQUENTIALLY
NUMBER                          DESCRIPTION                          NUMBERED PAGE
-------                         -----------                          -------------
4         Form of Warrant Agreement*.............................
5         Opinion of Sullivan & Cromwell as to Legality*.........
8         Opinion of Sullivan & Cromwell as to Tax Matters*......
12        Computation of Ratio of Earnings to Combined Fixed
            Charges and Preference Dividends**
23.1      Consent of Ernst & Young LLP**.........................
23.2      Consent of KPMG LLP**..................................
23.3      Consent of Sullivan & Cromwell (included in their
            opinion filed as exhibit 5.1)*.......................

-------------------------

 * To be filed by amendment

** Filed herewith